C  L  I  F  F  O  R  D

C  H  A  N  C  E

Exhibit 10.7

DATED AS OF SEPTEMBER 26, 2012 AND AMENDED AND RESTATED AS OF

            2013

A330 PDP-2 LIMITED

AS BORROWER

EACH LENDER

IDENTIFIED ON SCHEDULE I HERETO

AS LENDERS

CITIBANK, N.A.

AS FACILITY AGENT

BANK OF UTAH

NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY

AS SECURITY TRUSTEE

CREDIT AGREEMENT

IN RESPECT OF THE PDP FINANCING OF

CERTAIN AIRBUS AIRCRAFT

THIS CREDIT AGREEMENT dated as of September 26, 2012 and amended and restated as of             2013 is among

(1)	A330 PDP-2 LIMITED, a Cayman Islands exempted company (the “Borrower”);

(2)	EACH LENDER IDENTIFIED ON SCHEDULE I HERETO;

(3)	CITIBANK, N.A as the Facility Agent acting on behalf of the Lenders (the “Facility Agent”); and

(4)	BANK OF UTAH, not in its individual capacity but solely as Security Trustee acting on behalf of the Facility Agent and the Lenders (the “Security Trustee”).

WHEREAS, the parties hereto entered into this Agreement originally as of September 26, 2012 (the “Original Agreement”), to record the terms and conditions under which the Lenders made available to the Borrower certain loans relating to pre-delivery payments due in relation to two (2) Airbus A330 aircraft, in an aggregate amount equal to US$47,260,507.57.

WHEREAS, the Lenders have agreed to make certain additional loans to the Borrower relating to pre-delivery payments due in relation to two (2) additional Airbus A330 aircraft, and to provide for a right for the Borrower, on the Delivery Date for any Aircraft, to defer repayment of the Loan relating to such Aircraft and substitute in place of such Aircraft an alternative aircraft, as described herein and to make certain additional Loans following such substitution.

WHEREAS, to reflect the foregoing, the parties hereto have agreed to amend and restate this Agreement to give effect to the foregoing, and to certain other amendments agreed between them.

WHEREAS, concurrently with the amendment and restatement of this Agreement, the Borrower, the Facility Agent and the Security Trustee, as applicable, will enter into amendments and restatements of certain of the other Operative Documents.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree that on the date of the satisfaction of the conditions precedent specified in Clause 4.1 (the “Amendment Effective Date”), the Original Agreement shall be amended and restated as follows:

1.	CERTAIN DEFINITIONS

1.1	Except as otherwise defined in this Agreement, including its annexes, schedules and exhibits, terms used herein in capitalized form shall have the meanings attributed thereto in Annex A.

1.2	Unless the context otherwise requires, any reference herein to any of the Operative Documents refers to such document as it may be modified, amended or supplemented from time to time in accordance with its terms and the terms of each other agreement restricting the modification, amendment or supplement thereof.

2.	COMMITMENTS; BORROWER’S NOTICE OF PAYMENT DATES; CLOSING PROCEDURE; FUNDING SUBSTITUTION NOTICES

2.1	As at the Amendment Effective Date, the Lenders have made Loans to the Borrowers in respect of Advances relating to Aircraft 1 in a principal amount equal to US$20,922,074.81 and in respect of Advances relating to Aircraft 2 in a principal amount equal to US$26,338,432.76, which such Loans (the “Existing Loans”) are repayable in accordance with the terms of this Agreement and the relevant Loan Certificate(s). Subject to the terms and conditions of this Agreement, each Lender agrees that:

2.1.1	it shall make further secured loans to the Borrower in respect of certain Advances relating to Aircraft 3 and Aircraft 4 on the terms and conditions set forth herein (herein called, for such Advance the “New Loans” ); and

2.1.2	in the event that a Funding Substitution Event occurs for an Initial Aircraft in accordance with the provisions of this Agreement, it shall make further secured loans in respect of Advances relating to the relevant Replacement Aircraft on the terms and conditions set forth herein (herein called, for such Advance a “Redrawn Loan” and together with any Existing Loan and any New Loan, a “Loan).

2.2	Each New Loan and each Redrawn Loan shall be made on a Borrowing Date, in each case to be designated pursuant to Clause 2.4, but in each case no later than the Commitment Termination Date. In the case of each Lender:

(a)	any New Loan shall be equal to the lesser of (x) (i) in the case of any New Loan in respect of Aircraft 3, such Lender’s Aircraft 3 Maximum Commitment minus the aggregate amount of outstanding Loans made by such Lender in respect of Aircraft 3 prior to such Borrowing Date or (ii) in the case of any New Loan in respect of Aircraft 4, such Lender’s Aircraft 4 Maximum Commitment minus the aggregate amount of outstanding Loans made by such Lender in respect of Aircraft 4 prior to such Borrowing Date and (y) such Lender’s relevant Participation Percentage specified opposite such Lender’s name in relation to such Aircraft in Schedule II hereto, multiplied by the amount of such New Loan;

(b)	any Redrawn Loan shall be equal to the lesser of (x) (i) in the case of any Redrawn Loan for a Replacement Aircraft introduced as a substitute for Aircraft 1, such Lender’s Aircraft 1 Maximum Commitment (as the same may be adjusted upwards or downwards on the occurrence of a Funding Substitution Event in accordance with Schedule II), minus the aggregate amount of outstanding Loans made by such Lender in respect of Aircraft 1 (or its Replacement Aircraft) prior to such Borrowing Date or (ii) in the case of any Redrawn Loan for a Replacement Aircraft introduced as a substitute for Aircraft 2, such Lender’s Aircraft 2 Maximum Commitment (as the same may be adjusted upwards or downwards on the occurrence of a Funding Substitution Event in accordance with Schedule II), minus the aggregate amount of outstanding Loans made by such Lender in respect of Aircraft 2 (or its Replacement Aircraft) prior to such Borrowing Date or (iii) in the case of any Redrawn Loan for a Replacement Aircraft introduced as a substitute for Aircraft 3, such Lender’s Aircraft 3 Maximum Commitment (as the same may be adjusted upwards or downwards on the occurrence of a Funding Substitution Event in accordance with Schedule II), minus the aggregate amount of outstanding Loans made by such Lender in respect of Aircraft 3 (or its Replacement Aircraft) prior to such Borrowing Date or (iv) in the case of any Redrawn Loan for a Replacement Aircraft introduced as a substitute for Aircraft 4, such Lender’s Aircraft 4 Maximum Commitment (as the same may be adjusted upwards or downwards on the occurrence of a Funding Substitution Event in accordance with Schedule II), minus the aggregate amount of outstanding Loans made by such Lender in respect of Aircraft 4 (or its Replacement Aircraft) prior to such Borrowing Date and (y) such Lender’s relevant Participation Percentage specified opposite such Lender’s name in relation to such Aircraft in Schedule II hereto, multiplied by the amount of such Redrawn Loan,

(the foregoing amounts, for each Lender, such Lender’s “Commitment” with respect to such Advance); provided that the Lender shall only be required to make Loans in respect of any Aircraft after the Borrower has made all Cash Contributions for such Aircraft.

2.3	If any Lender shall default in its obligation to make the amount of its Commitment available pursuant to this Clause 2.3, no other Lender shall have an obligation to increase the amount of its Commitment and the obligations of the non-defaulting Lenders shall remain subject to the terms and conditions specified in this Agreement. Without limiting the above, if the Facility Agent disburses a Lender’s Commitment without first having received funds from a Lender, then the Lender hereby indemnifies the Facility Agent against any loss it may incur as a result of such failure to fund by the Lender.

2.4	As more particularly specified in Clause 5, on or prior to the Amendment Effective Date the Borrower shall execute and deliver to each Lender with appropriate insertions a Loan Certificate to evidence such Lender’s Maximum Commitment, which such Loan Certificates once issued shall replace those Loan Certificates issued on September 27, 2012 in relation to the Existing Loans. The Loan Certificates shall be issued such that each Lender receives a Loan Certificate, which shall be returned to the Borrower marked “cancelled” on such date. Each Loan shall be evidenced by this Agreement, the Loan Certificate with respect thereto, and notations made from time to time by each Lender in its books and records, including computer records. Each Lender shall record in its books and records, including computer records, the principal amount of the Loans owing to it from time to time. Absent evidence to the contrary, each Lender’s books and records shall constitute presumptive evidence of the accuracy of the information contained therein. Failure by any Lender to make any such notation or record shall not affect the obligations of the Borrower to such Lender with respect to the repayment of its Loans.

(a)	The Borrower agrees to give the Facility Agent at least three (3) Business Days’ prior written notice (the “Funding Notice”) of any Borrowing Date for a New Loan or Redrawn Loan, such notice to be received by the Facility Agent prior to 11.00am (New York time), and which Borrowing Date shall be a Business Day not later than the Commitment Termination Date and shall not be a date before the scheduled date specified in Schedule III for such New Loan or Redrawn Loan, which notice shall specify any funding instructions and shall be in substantially the form of Exhibit A-1.

(b)	On the Amendment Effective Date and subject to the satisfaction of the conditions precedent in Clause 4.2, the Lenders shall make New Loans (subject to the limitations specified in Clause 2.1 and Clause 2.2) in respect of certain Advances which were paid by or on behalf of the Borrower prior to the Amendment Effective Date in relation to Aircraft 3 and Aircraft 4. The proceeds of such New Loans shall be paid as set forth in Clause 2.5; provided, however, that the Borrower shall remain responsible for, and shall have paid, its Cash Contribution for each Aircraft for which such Advances have been paid.

(c)	On a Funding Substitution Date and subject to compliance with Clauses 2.6 to 2.10 inclusive and to the satisfaction of the conditions precedent set forth in Clauses 4.2 and 4.3, the Lenders shall make Redrawn Loans (subject to the limitations set forth in Clause 2.1 and Clause 2.2) in respect of certain Advances which were paid by the Borrower prior to the Funding Substitution Date in relation to the applicable Replacement Aircraft. The proceeds of such Redrawn Loans shall be paid as set forth in Clause 2.5; provided, however, that the Borrower shall remain responsible for, and shall have paid, its Cash Contribution for each Replacement Aircraft for which such Advances have been paid.

(d)	On any other Borrowing Date for any New Loan or any Redrawn Loan and the date on which the conditions precedent set out in Clause 4.2 are satisfied, the Lenders shall make New Loans or Redrawn Loans (subject to the limitations specified in Clause 2.1 and Clause 2.2) as applicable in respect of certain Advances which are then due and payable by the Borrower on such Borrowing Date. The proceeds of such New Loans or Redrawn Loans shall be paid as set forth in Clause 2.5; provided, however, that the Borrower shall remain responsible for, and shall have paid, its Cash Contribution for each Aircraft for which such Advances have been paid.

(e)	In the event that any New Loan or Redrawn Loan shall not be consummated in accordance with the terms hereof on the Borrowing Date specified in a Funding Notice, the Lenders and the Borrower shall cooperate with each other to arrange a mutually acceptable postponement of such date provided that such date may not be more than three (3) days from the first day of the scheduled delivery month specified for such Aircraft in Schedule III (the “Delayed Borrowing Date”). In the event that the relevant New Loan or Redrawn Loan shall not be consummated in accordance with its terms by 12:00 noon (New York time) on the Delayed Borrowing Date or, if earlier, the date on which the Borrower notifies the Lenders that the New Loan or Redrawn Loan will not be made hereunder, the Lenders may cancel or terminate any funding arrangements that they may have made to enable them to fund their Commitments and the Borrower shall pay to each Lender on demand their Break Amount (if any). In consideration of making their funds available on the specified Borrowing Date, the Borrower shall compensate the Lenders for their net loss of earnings on such funds, by paying the Lenders interest on the aggregate amount thereof (calculated on the basis of a 360-day year and actual days elapsed) at a rate equal to the Lenders’ cost of funds plus the Applicable Margin for the period from and including the specified Borrowing Date to but excluding the earlier of (x) the Business Day on which the Borrowing shall actually occur, (y) the Business Day on which the Borrower shall notify the Lenders that the Borrowing will not occur prior to the Delayed Borrowing Date (if such notice is given prior to 11:00 a.m. (New York time) or if later, until the Business Day subsequent to such notice date), or (z) the Delayed Borrowing Date.

2.5	On any Borrowing Date, each Lender, through or on behalf of the Facility Agent, agrees to pay the amount of its Commitment for the New Loans or Redrawn Loans in respect of the Advances being funded either (i) directly to Airbus by wiring such amounts to the account or accounts specified in the applicable Funding Notice, in the case of Advances which are to be paid on such Borrowing Date; or (ii) to such account as the Borrower shall direct the Facility Agent in writing, in the case of Advances previously paid by the Borrower which are being reimbursed to the Borrower on such Borrowing Date. The Borrower agrees that the actual transfer of the proceeds of New Loans or Redrawn Loans to the bank designated by the Borrower for credit to Airbus’s or the Borrower’s account (as applicable) shall constitute conclusive evidence that the New Loans or Redrawn Loans were made.

2.6	The Borrower shall have the right, exercisable in relation to any Initial Aircraft not later than three (3) Business Days prior to the scheduled Delivery Date for such Initial Aircraft pursuant to Clause 5.2(d), to (i) substitute a Replacement Aircraft for such Initial Aircraft, for all purposes hereunder; and (ii) require that the Security Trustee releases such Initial Aircraft from the Lien of the Mortgage and the relevant Lease Security Assignment (such substitution, a “Funding Substitution Event”). Any Funding Substitution Event shall be effected in accordance with the provisions of Clause 2.7 to Clause 2.11 inclusive.

2.7	If the Borrower intends to instigate a Funding Substitution Event, it shall (by no later than the time required pursuant to Clause 2.6) provide notice to the Facility Agent in the form set out in Exhibit A-2 (a “Funding Substitution Notice”). Such notice shall give the details required to be provided in Exhibit A-2 and shall request that the replacement of an Initial Aircraft with a Replacement Aircraft take place on a Business Day which falls not less than three (3) Business Days following the date of the Funding Substitution Notice, and not later than the Delivery Date for the Initial Aircraft which is to be the subject of such substitution and in any event no later than the Commitment Termination Date or Termination Date (any such date, a “Funding Substitution Date”). A Funding Substitution Event may occur only once in relation to any individual Initial Aircraft, and no Funding Substitution Notice may be issued requiring the substitution of a Replacement Aircraft with any other Aircraft. The occurrence of any Funding Substitution Event shall be subject to the prior satisfaction of the conditions precedent set forth in Clause 4.3 and to the completion of any prepayments required to be made in respect of such Funding Substitution Event pursuant to Clause 2.10 below.

2.8	In the event that a Funding Substitution Notice is served in relation to an Initial Aircraft, the Commitments of the Lenders in relation to such Aircraft shall, if applicable, be adjusted upwards or downwards, on the relevant Funding Substitution Date, in accordance with Schedule II. With the exception of that upwards or downwards adjustment, the Commitments of the Lenders shall not be in any way increased or altered by virtue of the occurrence of a Funding Substitution Event. The amount of any increase in Commitment for an Aircraft on a Funding Substitution Date shall be available for drawing through one or more Redrawn Loans to be made pursuant to the other provisions of this Clause 2.

2.9	In the event that the Maximum Commitment for a Replacement Aircraft, as agreed at the time of substitution of a Replacement Aircraft (such amounts as of the date hereof being set out in Schedule II), is less than the Maximum Commitment of the Initial Aircraft which is being replaced by such Replacement Aircraft then, on or prior to the relevant Funding Substitution Date, the Loans relating to the Initial Aircraft being replaced shall (if Loans would, following the relevant Funding Substitution Date, be outstanding in an amount greater than the adjusted Maximum Commitment for the Replacement Aircraft) be prepaid by the difference between the Maximum Commitment for the affected Initial Aircraft and the Maximum Commitment for the affected Replacement Aircraft (a “Commitment Adjustment Prepayment”). No amounts prepaid in respect of a Commitment Adjustment Prepayment shall be available for redrawing hereunder, provided that if a subsequent Replacement Aircraft has a projected Loan in excess of the Loans for its related Initial Aircraft then an amount the subject of a Commitment Adjustment Prepayment may be withdrawn.

2.10	In the event that any Replacement Aircraft will, on any Funding Substitution Date, have outstanding Advances remaining to be paid by the Borrower which are proposed to be funded through Redrawn Loans hereunder made after such Funding Substitution Date then, on the relevant Funding Substitution Date, the Borrower shall be required to prepay the principal amount of the Loans relating to the Initial Aircraft being replaced pursuant to Clause 5.9(h) hereof in an amount equal to the difference between (x) the aggregate amount of the Loans outstanding hereunder in relation to the Initial Aircraft being replaced; and (y) the aggregate of all amounts shown in the column entitled “loans” next to the details of such Replacement Aircraft in Schedule III which are, according to such Schedule III, to be advanced following the relevant Funding Substitution Date. The principal amount of the affected Loans prepaid pursuant to this Clause 2.10 shall be available for redrawing through one or more Redrawn Loans to be made pursuant to the other provisions of this Clause 2, and any principal amount of the affected Loans prepaid pursuant to this Clause 2.10 shall hereinafter be referred to as an “Eligible Funding Substitution Prepayment”.

2.11	Subject to compliance with the conditions set forth in Clauses 2.6 to 2.10 inclusive, on any Funding Substitution Date the Initial Aircraft being substituted shall be replaced as an Aircraft for all purposes hereunder by the applicable Replacement Aircraft and the Security Trustee shall release and discharge the Lien of the Mortgage and any Lease Security Assignment over the Initial Aircraft which is being substituted.

3.	FEES; CANCELLATION OF FACILITY AMOUNT

3.1	Each Loan Certificate shall bear interest and be repaid in accordance with the applicable terms of this Agreement and the Mortgage.

3.2	In consideration of the transactions contemplated hereunder being arranged and structured and of the Lenders’ Commitments being made available hereunder, the Borrower shall pay to Citigroup Global Markets Inc on the Amendment Effective Date the structuring fee specified in the Fee Letter.

3.3	The Borrower shall pay to the Facility Agent for the account of each Lender, the Commitment Fee quarterly in arrears (based on the average of the daily undrawn Facility Amounts during such period, as cancelled or reduced under Clause 3.4) on every third Interest Payment Date calculated daily on the basis of a year of 360 days and the actual number of days elapsed, provided that the final Commitment Fee payment shall be made in relation to that period of time between the last Interest Payment Date and the Commitment Termination Date and shall be payable on the Commitment Termination Date.

3.4	The Borrower may at any time permanently and irrevocably cancel or reduce some or all of the Facility Amount provided that (i) such Facility Amount is not the subject of a Loan or a Funding Notice, (ii) if in part, such cancellation or reduction shall be a minimum of $3,000,000 (or any integral multiple thereof) per Aircraft, or such amount as shall be necessary to reduce the commitment allocable to an Aircraft to zero, (iii) the amount thereof, and the Aircraft to which such cancellation or reduction is allocable shall be specified in a written notice to the Facility Agent three (3) Business Days before the effective date of such cancellation, and (iv) the undrawn portion of the Facility Amount may not be cancelled or reduced to the extent that the undrawn portion of the Facility will be required to be drawn in the future to make future Advances in respect of an Aircraft in respect of which Loans are outstanding.

4.	CONDITIONS

4.1	Conditions Precedent to the Effectiveness of the Commitments

It is agreed that the occurrence of the Amendment Effective Date is subject to the following conditions precedent:

(a)	The following documents shall have been duly authorized, executed and delivered by the party or parties thereto, shall each be satisfactory in form and substance to the Facility Agent and shall be in full force and effect and executed counterparts shall have been delivered to the Facility Agent and its counsel:

(i)	this Agreement;

(ii)	the Mortgage;

(iii)	the Guarantees;

(iv)	the Amendment No.1 to the Step-In Agreement;

(v)	the P&W Consent Agreement and the Amendment No.1 to the Rolls-Royce Engine Agreement;

(vi)	each Lender’s amended Loan Certificate provided in accordance with Clause 2.4;

(vii)	the Assignment and Assumption Agreements;

(viii)	the Amendment No.1 to the Option Agreement;

(ix)	the Approved Leases relating to Aircraft 3 and Aircraft 4;

(x)	the Lease Security Assignments relating to Aircraft 3 and Aircraft 4; and

(xi)	the amended Process Agent Appointment adding the applicable documents specified above.

(b)	The Facility Agent shall have received the following, in each case in form and substance satisfactory to it:

(i)	a copy of resolutions of the board of directors of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower, duly authorizing the execution, delivery and performance by the Borrower of each document required to be executed and delivered by the Borrower as a condition to the occurrence of the Amendment Effective Date;

(ii)	a director’s certificate from a director of Intrepid (a) attaching copies of the resolutions of the board of directors of Intrepid and power or powers of attorney of Intrepid, certified by a Director of Intrepid, duly authorizing the execution, delivery and performance by Intrepid of each document required to be executed and delivered by Intrepid as a condition to the occurrence of the Amendment Effective Date and (b) listing the Person or Persons authorized to execute and deliver the agreements stated in (a) above, and any other documents to be executed on behalf of Intrepid in connection with the transactions contemplated hereby, including a sample signature of such Person or Persons;

(iii)	a director’s certificate from a director of the Guarantor (a) attaching copies of the resolutions of the board of directors of the Guarantor and power or powers of attorney of the Guarantor, certified by a Director of the Guarantor, duly authorizing the execution, delivery and performance by the Guarantor of each document required to be executed and delivered by the Guarantor as a condition to the occurrence of the Amendment Effective Date and (b) listing the Person or Persons authorized to execute and deliver the Operative Documents, and any other documents to be executed on behalf of the Guarantor in connection with the transactions contemplated hereby, including a sample signature of such Person or Persons;

(iv)	a director’s certificate from a director of the Irish Company (a) attaching copies of the resolutions of the board of directors of the Irish Company and power or powers of attorney of the Irish Company, certified by a Director of the Irish Company, duly authorising the execution, delivery and performance by the Irish Company of each document required to be executed and delivered by the Irish Company as a condition to the occurrence of the Amendment Effective Date and (b) listing the Person or Persons authorised to execute and deliver the Operative Documents, and any other documents to be executed on behalf of the Irish Company in connection with the transactions contemplated hereby, including a sample signature of such Person or Persons;

(v)	a certificate of the Borrower as to the Person or Persons authorized to execute and deliver the Operative Documents, and any other documents to be executed on behalf of the Borrower in connection with the transactions contemplated hereby and as to the signature of such Person or Persons; and

(vi)	a certificate of the Irish Company, the Aircraft 3 Approved Lessor and the Aircraft 4 Approved Lessor as to the Person or Persons authorized to execute and deliver the Operative Documents, and any other documents to be executed on behalf of such Approved Lessors in connection with the transactions contemplated hereby, including a sample signature of such Person or Persons.

(c)	The Facility Agent (with sufficient copies for each Lender) shall have received a certificate of the Borrower that the aggregate amount of Advances in connection with Aircraft 3 and Aircraft 4 shall be sufficient when paid to Airbus in accordance with this Agreement to satisfy the obligation of the Borrower with respect to all advance payments due and payable for each such Aircraft.

(d)	In respect of Advances for Aircraft 3 and Aircraft 4 paid prior to the Amendment Effective Date, any liens over the Collateral granted by the Borrower to finance such Advances shall be released and terminated.

(e)	Uniform Commercial Code financing statements (or amendments to existing financing statements) covering all the security interests created by or pursuant to the granting clause of the Mortgage and the Lease Security Assignments relating to Aircraft 3 and Aircraft 4 shall have been delivered by the Borrower, and such financing statements shall have been filed in all places deemed necessary or advisable in the opinion of counsel for the Lenders, and any additional Uniform Commercial Code financing statements deemed advisable by any Lender or its counsel shall have been delivered by the Borrower and duly filed.

(f)	All documentation required to accomplish any necessary filings or registrations shall have been delivered to relevant counsel, and such registrations shall be initiated and there shall exist no Lien of record in respect of the Collateral that ranks in priority to the Lien of the Mortgage and the other Operative Documents.

(g)	The Facility Agent (with sufficient copies for each Lender and the Security Trustee) shall have received an opinion addressed to each Lender, and each Agent from one or more special counsel to the Borrower, in each applicable jurisdiction (including in the Cayman Islands, New York, Ireland and England), with such opinions satisfactory in form and substance to such Lender, as to the valid, binding and enforceable nature of the Operative Documents being amended as a condition to the occurrence of the Amendment Effective Date, due execution by the Borrower, Intrepid, the Guarantor, the Irish Company and any Approved Lessor, and the creation and perfection in the Collateral assigned and charged pursuant to the Mortgage and the Lease Security Assignments relating to Aircraft 3 and Aircraft 4.

(h)	The Facility Agent (with sufficient copies for each Lender and the Security Trustee) shall have received opinions addressed to each Lender and each Agent from Walkers, special Irish counsel to the Irish Company and special Cayman Counsel to the Borrower, each such opinion satisfactory in form and substance to such Lender, as to the “non-consolidation” of the Borrower, on the one hand, and the Irish Company, on the other hand and the “true sale” of the Irish Company’s rights to the Borrower in respect of the Assigned Purchase Agreement (as assigned pursuant to the Second Assignment and Assumption Agreement) or a confirmation that the amendments occurring on the Amendment Effective Date do not affect the opinion originally delivered by Walkers.

(i)	The Facility Agent (with sufficient copies for each Lender) shall have received an incumbency certificate together with a company extract evidencing the signing authority of the persons named in the incumbency certificate or such other evidence as shall be reasonably satisfactory to the Finance Parties as regards the signing authority of P&W.

(j)	The Facility Agent shall have received for the account of the Lenders the structuring fee specified in Clause 3.2.

(k)	Since December 31, 2011, there shall have been no material adverse change in the business condition (financial or otherwise), or operations or prospects of the Guarantor or the Irish Company which taken as a whole for either of them could have a material adverse effect on the ability of the Guarantor or the Irish Company to perform its obligations under any Operative Document to which it is a party and no event or circumstance shall have occurred which in the reasonable judgment of any Lender had or would be reasonably likely to have a Material Adverse Effect.

(l)	The Facility Agent shall have received a copy of the Assigned Airbus Purchase Agreement in the form agreed between the Borrower, Airbus and the Security Trustee.

(m)	The Facility Agent shall have received a certificate from the Borrower confirming that (i) payment to Airbus of the relevant New Loans will to the extent of such payments satisfy the pre-delivery payment obligations of the Borrower to Airbus, and (ii) the rights of the Approved Lessees and the Approved Lessors under the Approved Leases for Aircraft 3 and Aircraft 4 shall not conflict with the rights of the Lenders under the Mortgage and the Share Charge.

(n)	The Facility Agent shall have received satisfactory appraisals relating to the Aircraft and shall be satisfied with the amounts set forth in Schedule III which are proposed to be funded in respect of the Aircraft and with the adjustments to the Maximum Commitment set forth in Schedule II which may then required to be made.

4.2	Conditions Precedent to the Lenders’ Participation in each Advance

It is agreed that the obligations of each Lender to lend all or any portion of its Commitment to the Borrower in respect of each New Loan or Redrawn Loan is subject to the satisfaction prior to or on the Borrowing Date for such New Loan or Redrawn Loan of the following conditions precedent:

(a)	The Facility Agent shall have received due notice with respect to the Borrowing Date for such New Loan or Redrawn Loan pursuant to Clause 2 (or shall have waived such notice either in writing or as provided in Clause 2).

(b)	The Facility Agent and each Lender shall have received evidence in form and substance reasonably satisfactory to them that the Borrower shall have paid to Airbus the required Cash Contribution in respect of the applicable Aircraft.

(c)	(i) After the date of the execution and delivery of this Agreement, no change shall have occurred in applicable law or regulations thereunder which would make it a violation of law or regulations for such Lender to fund a New Loan or Redrawn Loan in respect of such Advance, to acquire its Loan Certificate(s) or to realize the benefits of the security afforded by the Mortgage and the Share Charge, and (ii) There shall have been no material and adverse change, whether in effect on the date of this Agreement or coming into effect after the date of this Agreement in the financial markets which would materially impair the ability of a Lender to fund a New Loan or a Redrawn Loan in respect of an Advance hereunder.

(d)	A certificate of a director of the Borrower, certifying that on such Borrowing Date, (A) the representations and warranties of the Borrower contained in Clause 7 are true and accurate in all material respects as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate on and as of such earlier date), (B) no event has occurred or is continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default, (C) since its incorporation there has been no change in the Borrower which amounts to a Material Adverse Effect, and (D) no event or circumstance has occurred which is reasonably likely to have a Material Adverse Effect.

(e)	On such Borrowing Date, when taking into consideration future Cash Contributions payable by the Borrower, the available undrawn Commitment is sufficient to satisfy all future Advances payable under the terms of the Assigned Purchase Agreement.

(f)	The Facility Agent shall have received for the account of the Lenders all fees specified in Clauses 3.2 and 3.3 that are due and payable on or prior to such Borrowing Date.

(g)	No Event of Default shall be continuing.

4.3	Conditions Precedent to completion of a Funding Substitution Event

It is agreed that the completion of the substitution of a Replacement Aircraft for an Initial Aircraft pursuant to Clause 2 is subject to the satisfaction prior to or on the relevant Funding Substitution Date of the following conditions precedent:

(a)	The Facility Agent shall have received due notice with respect to the Funding Substitution Event pursuant to Clause 2 (or shall have waived such notice either in writing or as provided in Clause 2).

(b)	Any Eligible Funding Substitution Prepayment and Commitment Adjustment Prepayment for such Replacement Aircraft shall have been received in full by the Facility Agent.

(c)	The following documents shall have been duly authorized, executed and delivered by the party or parties thereto, shall each be satisfactory in form and substance to the Facility Agent and shall be in full force and effect and executed counterparts shall have been delivered to the Facility Agent and its counsel:

(i)	An Effective Time Notice for each Assignment and Assumption Agreement in relation to the relevant Replacement Aircraft;

(ii)	The Approved Lease relating to such Replacement Aircraft; and

(iii)	The Lease Security Assignment relating to such Replacement Aircraft.

(d)	The Facility Agent and each Lender shall have received evidence in form and substance reasonably satisfactory to them that the Borrower shall have paid to Airbus the required Cash Contribution in respect of the applicable Replacement Aircraft.

(e)	(i) After the date of the execution and delivery of this Agreement, no change shall have occurred in applicable law or regulations thereunder which would make it a violation of law or regulations for such Lender to fund a Loan in respect of such Replacement Aircraft, to acquire its Loan Certificate(s) or to realize the benefits of the security afforded by the Mortgage and the Share Charge, and (ii) There shall have been no material and adverse change, whether in effect on the date of this Agreement or coming into effect after the date of this Agreement in the financial markets which would materially impair the ability of a Lender to fund a Loan in respect of such Replacement Aircraft hereunder.

(f)	A certificate of a director of the Borrower, certifying that on such Funding Substitution Date, (A) the representations and warranties of the Borrower contained in Clause 7 are true and accurate in all material respects as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate on and as of such earlier date), (B) no event has occurred or is continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default, (C) since its incorporation there has been no change in the Borrower which amounts to a Material Adverse Effect, and (D) no event or circumstance has occurred which is reasonably likely to have a Material Adverse Effect.

(g)	On such Funding Substitution Date, when taking into consideration future Cash Contributions payable by the Borrower, the available undrawn Commitment is sufficient to satisfy all future Advances payable under the terms of the Assigned Purchase Agreement.

(h)	The Facility Agent shall have received for the account of the Lenders all fees specified in Clauses 3.2 and 3.3 that are due and payable on or prior to such Funding Substitution Date.

(i)	No Event of Default shall be continuing.

(j)	Uniform Commercial Code financing statements (or amendments to existing financing statements) covering all the security interests created by or pursuant to the granting clause of the Lease Security Assignments relating to the relevant Replacement Aircraft shall have been delivered by the Borrower, and such financing statements shall have been filed in all places deemed necessary or advisable in the opinion of counsel for the Lenders, and any additional Uniform Commercial Code financing statements deemed advisable by any Lender or its counsel shall have been delivered by the Borrower and duly filed.

(k)	All documentation required to accomplish any necessary filings or registrations required in relation to such Replacement Aircraft shall have been delivered to relevant counsel, and such registrations shall be initiated and there shall exist no Lien of record in respect of the Collateral relating to the relevant Replacement Aircraft that ranks in priority to the Lien of the Mortgage and the other Operative Documents.

(l)	The Operative Documents shall have been amended and restated to the extent necessary to include the Replacement Aircraft and their specifications in each case in form and substance reasonably satisfactory to the Facility Agent (with the economics of such documents to be satisfactory to the Facility Agent in all respects) and shall be in full force and effect and executed counterparts shall have been delivered to the Facility Agent and its counsel, including, but not limited to:

(i)	the Assigned Purchase Agreement;

(ii)	the Assignment and Assumption Agreements;

(iii)	the Step-In Agreement; and

(iv)	the Engine Agreements.

(m)	The Facility Agent shall have received satisfactory appraisals in relation to the applicable Replacement Aircraft and shall be satisfied with the amounts set forth in Schedule III which are proposed to be funded in respect of the Aircraft.

(n)	The Facility Agent (with sufficient copies for each Lender and the Security Trustee) shall have received opinions addressed to each Lender and each Agent from Walkers, special Cayman Counsel to the Borrower, each such opinion satisfactory in form and substance to such Lender in respect of the Operative Documents being executed or amended and restated and as to the “non-consolidation” of the Borrower or a confirmation that the amendments occurring on the relevant Funding Substitution Date do not affect the opinion originally delivered by Walkers as special Cayman counsel.

5.	THE CERTIFICATES

5.1	Form of Loan Certificates

The Loan Certificates shall each be substantially in the form specified in Exhibit C.

5.2	Terms of Loan Certificates; Loans

(a)	On the Amendment Effective Date, the Borrower shall issue a Loan Certificate to each Lender, replacing the Loan Certificate issued on September 26, 2012, in an aggregate original principal amount equal to such Lender’s Maximum Commitment. The Borrower shall be entitled to borrow Loans against each Loan Certificate in accordance with Clauses 2.1 and 4.

(b)

Each Loan Certificate shall bear interest on the unpaid principal amount thereof from time to time outstanding from and including the date thereof until such principal amount is paid in full. Such interest shall accrue with respect to each

Interest Period at the Applicable Rate in effect for such Interest Period and shall be payable in arrears on each Interest Payment Date and on the date such Loan is repaid in full. The Interest Periods for the Loans can vary in accordance with the definition of Interest Period. Interest shall be payable with respect to the first but not the last day of each Interest Period and shall be payable from (and including) the date of a Loan or the immediately preceding Interest Payment Date, as the case may be, to (and excluding) the next succeeding Interest Payment Date. Interest hereunder and under the Loan Certificates shall be calculated on the basis of a year of 360 days and actual number of days elapsed.

(c)	If any sum payable under the Loan Certificates or under the Mortgage falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day.

(d)	The principal of the Loans shall be due and payable in full upon the first to occur of (i) for Loans relating to an Aircraft, the scheduled Delivery Date of such Aircraft, as notified by the Borrower to the Facility Agent three (3) Business Days prior to such day, (ii) except as specified in clause (iii), for Loans relating to an Aircraft, the last day of the scheduled delivery month specified for such Aircraft in Schedule III, (iii) in the event of a delay in the scheduled delivery month for an Aircraft in accordance with the Assigned Purchase Agreement, for Loans relating to such Aircraft, the six month anniversary of the last day of the scheduled delivery month specified for such Aircraft in Schedule III, and (iv) for Loans relating to an Aircraft, the applicable Termination Date provided that the principal of the Loan related to an Aircraft shall always become due and payable upon delivery of such Aircraft pursuant to the Assigned Purchase Agreement on the Delivery Date therefor. The Borrower shall notify the Facility Agent and the Lenders of the expected Delivery Date of each Aircraft, not less than three (3) Business Days’ prior to the Interest Payment Date immediately preceding such expected Delivery Date. Upon receipt of such notice, the Lenders shall effect a stub Interest Period ending on such expected Delivery Date for the Loans allocable to such Aircraft. If a Delivery Date is delayed then the Facility Agent and the Lenders shall continue to make funds available in accordance with the terms hereof, at a LIBOR rate determined based on the Lenders’ cost of funds until the actual Delivery Date of such Aircraft.

(e)	Each Loan Certificate shall bear interest at the Past Due Rate on any principal thereof and, to the extent permitted by applicable law, interest (other than interest accrued at the Past Due Rate) and other amounts due thereunder and hereunder, not paid when due (whether at stated maturity, by acceleration or otherwise), for any period during which the same shall be overdue, payable on demand by the Lender given through the Facility Agent.

(f)	The Loan Certificates shall be executed on behalf of the Borrower by one of its authorized officers. Loan Certificates bearing the signatures of individuals who were at any time the proper officers of the Borrower shall bind the Borrower, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the delivery of such Loan Certificates or did not hold such offices at the respective dates of such Loan Certificates. No Loan Certificates shall be issued hereunder except those provided for in Clause 5.2(a) and any Loan Certificates issued in exchange or replacement therefor pursuant to the terms of this Agreement.

5.3	Withholding Taxes; General Tax Indemnity

(a)	The Borrower shall make all payments to be made by it without any Withholding Taxes, unless Withholding Taxes are required by law.

(b)	The Borrower shall promptly upon becoming aware that Withholding Taxes must be made (or that there is any change in the rate or the basis of Withholding Taxes) notify the Facility Agent accordingly (and the Facility Agent shall notify the relevant Lender(s)). Similarly, each Lender shall notify the Borrower (via the Facility Agent) on becoming so aware in respect of a payment payable to that Lender (provided that no Lender shall have any legal liability in respect of any failure to so notify).

(c)	If Withholding Taxes are required by law to be made by a Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Withholding Taxes) leaves an amount equal to the payment which would have been due if no Withholding Taxes had been required.

(d)	If the Borrower is required to make Withholding Taxes, the Borrower shall make those Withholding Taxes and any payment required in connection with those Withholding Taxes within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making Withholding Taxes, the Borrower shall deliver to the Facility Agent evidence reasonably satisfactory to the Facility Agent that the Withholding Taxes have been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

(f)	A Treaty Lender and the Borrower making a payment in which the Treaty Lender is entitled shall upon request of such Treaty Lender cooperate in completing any procedural formalities necessary for the Borrower to obtain authorization to make that payment without Withholding Taxes.

(g)	Prior to or simultaneously with the transfer by a Lender of its Loan Certificates or its interest in this Agreement, the transferee of such Lender shall notify the Borrower of its identity and of the country of which such transferee is a resident for tax purposes.

(h)	The Borrower will pay to each Indemnitee interest at the Past Due Rate, to the extent permitted by applicable law, on any amount not paid when due under this Clause 5.3 until the same shall be paid.

(i)	While an Event of Default is not continuing (A) to the extent that a Lender determines that it has received and is entitled to retain a refund of any Withholding Taxes in respect of which additional amounts were paid by the Borrower pursuant to this Clause 5.3, such Lender shall promptly pay to the Borrower the amount of such refund plus any interest received on such refund fairly attributable to such Tax and not in excess of amounts previously paid by the Borrower to the Lender pursuant to this Clause 5.3 (other than interest actually received on such refund and fairly attributable to such Tax). Each Lender shall in good faith use diligence in filing its tax returns and in dealing with taxing authorities to seek and claim any such refund and to minimize the Taxes payable or indemnifiable by the Borrower hereunder if it can do so, in its sole opinion, without adverse consequences (B) If a Lender determines that it has actually utilized any credit with respect to any Withholding Taxes in respect of which additional amounts were paid by the Borrower pursuant to this Clause 5.3, such Lender shall pay to the Borrower an amount equal to the amount of such credit, but not in excess of amounts previously paid by the Borrower to such Lender and provided, however, that no Lender shall be required to claim any credit if to do so would, in its sole opinion, result in any adverse consequences to it and, provided, further, that no Lender shall be required to claim any credit in respect of this Clause 5.3 in priority of any other credits (any utilization of such credit being in such Lender’s sole discretion). Any refund or credit which is subsequently disallowed in whole or in part shall be promptly repaid by the Borrower on the demand of the Lender.

(j)	The Borrower agrees to pay any present or future stamp or documentary Taxes or any other license, excise or property Taxes (i) imposed by any taxing authority which may arise from the registration, filing, recording, or perfection of any security interest of or in connection with this Agreement or the other Operative Documents or (ii) imposed by any taxing authority in connection with an Event of Default. The Borrower will provide appropriate documentation, including receipts if available, when requested to evidence payment by the Borrower of any such Taxes.

(k)	All consideration expressed to be payable under an Operative Document by any party to any Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any party in connection with an Operative Document, that party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT. Where an Operative Document requires any party to reimburse the Lender for any costs or expenses, that party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(l)	The Borrower shall pay when due and indemnify, on an after-tax basis, and hold each Indemnitee harmless from and against any and from all Taxes imposed against any such Indemnitee arising out of the transactions contemplated by this Agreement or the other Operative Documents, or based on amounts due hereunder or under any other Operative Document, the terms, covenants and conditions hereof and thereof; provided, however, that the Borrower shall have no obligation to pay any Taxes imposed on the net income, profits, or gains of the Indemnitee in question by any government or taxing authority in its jurisdiction of formation, respectively.

5.4	Distribution of Funds Received

(a)	The Facility Agent shall maintain records of all amounts paid to it by the Borrower hereunder.

(b)	Provided that no Event of Default has occurred and is then continuing, each instalment of interest payable on the Loan Certificates shall be distributed as promptly as possible on or after the date that such amount is actually received by the Facility Agent from the Borrower:

First, to the Lenders ratably, without priority of one over the other, to the payment in full of (A) the aggregate amount of interest due under the Loan Certificates in an amount equal to (i) accrued interest at the rate provided in each Loan Certificate, (ii) any overdue interest thereon, and (iii) Break Amount, if any, and (B) any other amounts (other than principal) then due and owing to the Lenders or any Agent hereunder and under the other Operative Documents;

Second, the balance, if any, thereof thereafter remaining to the Borrower or such other Person(s) as may then lawfully be entitled thereto.

(c)	Provided that no Event of Default has occurred and is then continuing, on the Delivery Date of the related Aircraft, each payment made by the Borrower as repayment of Loans shall be distributed as promptly as possible on or after the date that such amount is actually received by the Facility Agent from the Borrower:

First, to the Lenders ratably, without priority of one over the other, to the payment in full of (A) the aggregate amount of interest due under the Loan Certificates in respect of such Aircraft being in an amount equal to (i) accrued interest at the rate provided in each Loan Certificate, and (ii) any overdue interest thereon plus the Break Amount, if any, due to the Lenders in respect of such payment, and (B) any other amounts (other than principal) then due and owing to the Lenders or any Agent hereunder and under the other Operative Documents;

Second, to the Lenders ratably, without priority of one over the other, to the payment in full of the outstanding principal amount of the Loans in respect of such Aircraft made by the Lenders which is being repaid;

Third, the balance, if any, thereof thereafter remaining to the Borrower or such other Person(s) as may then lawfully be entitled thereto.

(d)	Upon any partial optional repayment of the Loan Certificates pursuant to Clause 5.10(a) hereof, the amount paid by Borrower shall be applied against the amounts which Borrower is obligated to pay in connection with such prepayment pursuant to Clause 5.10(a) (it being understood that no prepayment shall be permitted under Clause 5.10(a) unless the Borrower pays a sufficient amount to satisfy the amounts owed by it under Clause 5.10(a) in connection with such prepayment).

(e)	After an Event of Default shall have occurred, and so long as such Event of Default shall be continuing, amounts actually received by the Security Trustee from the Borrower and all proceeds resulting from any sale of any of the Collateral shall be applied in the following order of priority:

First, to the extent not theretofore paid by or on behalf of the Borrower, to pay all costs and expenses of each Agent incurred in connection with the performance of its duties hereunder or under any other Operative Document, including reasonable attorneys’ fees and expenses, and all costs and expenses incurred by the Security Trustee in connection with its entering upon, taking possession of, holding, operating, managing, selling or otherwise disposing of the Collateral or any part thereof, any and all Taxes, assessments or other charges of any kind prior to the Lien of any Operative Document that the Security Trustee determined in good faith to pay or be paid, and all amounts payable to each Agent hereunder or under any of the Operative Documents in respect of any indemnities or other obligations of the Borrower;

Second, to the Lenders ratably, without priority of one over the other, to the payment of all accrued and unpaid interest (including Break Amount, if any, and interest on account of overdue payments of principal and interest) then due the Lenders under this Agreement or any of Loan Certificates;

Third, to the Lenders ratably, without priority of one over the other, to the payment of any other amount, indebtedness or obligations (other than principal) due and payable to the Lenders under any Operative Documents;

Fourth, to the Lenders ratably, without priority of one over the other, to the payment in full of the principal amount of the Loan Certificates;

Fifth, the balance, if any, thereof thereafter remaining, to the Borrower or such other Person(s) as may then lawfully be entitled thereto.

If the Security Trustee purchases and subsequently sells the Aircraft to a third party, any net sale proceeds (after deduction of all relevant costs, including maintenance, storage and insurance) which exceed the Loan allocable to such Aircraft to the extent actually received by the Security Trustee shall be distributed under this Clause 5.4.

5.5	Method of Payment

(a)	Principal and interest and other amounts due hereunder or under the Loan Certificates or in respect hereof or thereof shall be payable in Dollars in immediately available funds prior to 11:00 am, New York time, on the due date thereof, to the Facility Agent and the Facility Agent shall, subject to the terms and conditions of Clause 5.4, remit all such amounts so received by it to the Lenders at such account or accounts at such financial institution or institutions in New York as the Lenders shall have designated to the Facility Agent in writing, in immediately available funds for distribution to the relevant Lenders.

(b)	All such payments by the Borrower and the Facility Agent shall be made free and clear of and without reduction on account of all wire and other like charges. Prior to the due presentment for registration of transfer of any Loan Certificate, the Borrower and the Facility Agent may deem and treat the Person in whose name any Loan Certificate is registered on the Certificate Register as the absolute owner of such Loan Certificate for the purpose of receiving payment of all amounts payable with respect to such Loan Certificate and for all other purposes whether or not such Loan Certificate shall be overdue, and neither the Borrower nor the Facility Agent shall be affected by any notice to the contrary.

(c)	If the Facility Agent disburses funds on a payment date without first having received funds from the Borrower and if the Borrower subsequently fails to make such payment before the end of the day, then on the next succeeding Business Day following demand from the Facility Agent, each Lender which has received such funds will refund to the Facility Agent the amount advanced by the Facility Agent which such Lender received.

5.6	Registration, Transfer and Exchange of Loan Certificates

(a)	The Facility Agent agrees with the Borrower that the Facility Agent shall keep a register (herein sometimes referred to as the “Certificate Register”) in which provision shall be made for the registration of Loan Certificates.

(b)	Prior to the due presentment for registration of the transfer of any Loan Certificate, the Borrower and the Facility Agent shall deem and treat the person in whose name such Loan Certificate is registered on the Certificate Register as the absolute owner of such Loan Certificate, and the Lender for the purpose of receiving payment of all amounts payable with respect to such Loan Certificate, and for all other purposes whether or not such Loan Certificate is overdue, and neither the Borrower nor the Facility Agent shall be affected by notice to the contrary.

(c)	The Certificate Register shall be kept at the office of the Facility Agent specified in this Agreement or at the office of any successor Facility Agent, and the Facility Agent is hereby appointed “Certificate Registrar” for the purpose of registering Loan Certificates and transfers of Loan Certificates as herein provided.

(d)	Upon surrender for registration of transfer of any Loan Certificate at the office of the Facility Agent specified in this Agreement and upon delivery by the Facility Agent to the Borrower of such surrendered Loan Certificate, the Borrower shall execute, and the Facility Agent shall deliver, in the name of the designated transferee or transferees, one or more new Loan Certificates of a like aggregate principal amount.

(e)	Each Lender may assign to any assignee an interest in any Loan Certificate held by it to any Person with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed, provided that no such consent shall be required (i) while an Event of Default is continuing, or (ii) if the assignment is to another Lender or an Affiliate of a Lender, and the Facility Agent shall, upon receipt of a written request of such assignee, accompanied by a copy of the required written approval of the Borrower and such proof of such assignment as the Facility Trustee may reasonably require, register in the name of such assignee such interest in such Loan Certificate and thereafter such assignee shall be a Lender for all purposes of the Operative Documents (subject to any limitations in the instrument of assignment).

(f)	All Loan Certificates issued upon any registration of transfer or exchange of Loan Certificates shall be the valid obligations of the Borrower evidencing the same obligations, and entitled to the same security and benefits under the Mortgage and this Agreement, as the Loan Certificates surrendered upon such registration of transfer.

(g)	Every Loan Certificate presented or surrendered for registration of transfer, shall (if so required by the Facility Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Facility Agent duly executed by the Lender thereof or its attorney duly authorized in writing, and the Facility Agent may require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act and the securities laws of any applicable state.

(h)	The Facility Agent shall make a notation on each new Loan Certificate or Loan Certificates of the then available Commitment on the old Loan Certificate or Loan Certificates with respect to which such new Loan Certificate is issued, the current outstanding principal and the date to which interest accrued on such old Loan Certificate or Loan Certificates has been paid and the extent, if any, to which any interest therein has been subject to a registered assignment.

(i)	The Facility Agent shall not be required to register the transfer of any surrendered Loan Certificates as above provided during the five (5) calendar day period preceding the due date of any payment on such Loan Certificates.

(j)	Any Lender may transfer any or all of its Loan Certificates to any Person with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed, provided that no such consent shall be required (i) while an

Event of Default is continuing, or (ii) if the assignment is to another Lender or an Affiliate of a Lender. The Borrower and each Agent shall treat the Person in whose name each Loan Certificate is registered on the Certificate Register as the Lender with respect thereto for all purposes hereof until due presentment for registration of transfer as provided in this Clause 5.6.

(k)	The Facility Agent shall give the Borrower, the Security Trustee and each Lender notice of such transfer of a Loan Certificate under this Clause 5.6.

(l)	Prior to or simultaneously with the transfer by a Lender of its Loan Certificates or its interest in this Agreement, the transferee of such Lender shall notify the Borrower of its identity and of the country of which such transferee is a resident for tax purposes.

5.7	Mutilated, Destroyed, Lost or Stolen Loan Certificates

(a)	If any Loan Certificate shall become mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request of the affected Lender, execute and deliver in replacement thereof, a new Loan Certificate, in the same principal amount, dated the date of such Loan Certificate.

(b)	If the Loan Certificate being replaced has become mutilated, such Loan Certificate shall be surrendered to the Facility Agent and the original thereof shall be furnished to the Borrower by the Facility Agent.

(c)	If the Loan Certificate being replaced has been destroyed, lost or stolen, the affected Lender shall furnish to the Borrower and the Facility Agent such security or indemnity as may be reasonably required by them to hold the Borrower and the Facility Agent harmless and evidence satisfactory to the Borrower and the Facility Agent of the destruction, loss or theft of such Loan Certificate and of the ownership thereof, provided, however, that if the affected Lender is an original party to this Agreement or an Affiliate thereof, the written notice of such destruction, loss or theft and such ownership and the written undertaking of such Lender delivered to the Borrower and the Facility Agent to hold harmless the Borrower and the Facility Agent in respect of the execution and delivery of such new Loan Certificate shall be sufficient evidence, security and indemnity.

5.8	Payment of Expenses on Transfer

Upon the issuance of a new Loan Certificate or new Loan Certificates pursuant to Clause 5.6 or 5.7, the Borrower and/or the Facility Agent may require from the party requesting such new Loan Certificate or Loan Certificates payment of a sum sufficient to reimburse the Borrower and/or the Facility Agent for, or to provide funds for, the payment of any tax or other governmental charge in connection therewith or any charges and expenses connected with such tax or other governmental charge paid or payable by the Borrower or the Facility Agent, and any out of pocket expenses, including legal fees (for external counsel) incurred, of the Borrower or the Facility Agent.

5.9	Prepayment

(a)	The Borrower may at any time voluntarily prepay some or all of the Loans in accordance with the terms and conditions hereof, provided that, (i) if in part, such prepayment or reduction shall be a minimum of US$3,000,000 (or any integral multiple thereof per Aircraft or shall be in an amount necessary to prepay all Advances for an Aircraft), and (ii) the Borrower shall provide irrevocable written notice to the Facility Agent not less than five (5) Business Days prior to the date of such prepayment specifying the amount to be prepaid, the Aircraft to which such prepayment is allocable and the Business Day on which such prepayment shall be made.

(b)	If the Delivery Date of an Aircraft is accelerated, on at least three (3) Business Days prior written notice to the Facility Agent, the Borrower shall prepay the principal, interest, Break Amount and all other amounts relating to the Loans in respect of the Aircraft the subject of the accelerated Delivery Date.

(c)	Upon the occurrence of a termination or cancellation of the Assigned Purchase Agreement with respect to any Aircraft for any reason whatsoever, the aggregate outstanding principal amount of all Loans relating to such Aircraft shall become due and payable within one (1) Business Day and the Borrower shall thereupon prepay the Loan Certificates to the extent of such Loans, together with accrued interest thereon to the date of prepayment plus any Break Amount and all other amounts due thereunder and hereunder and under the other Operative Documents with respect to such Aircraft to the Lenders.

(d)	In the event that a Lender is entitled to a payment under Clause 5.3, 5.11, 5.12 or 5.13 (an “Affected Lender”) and without prejudice to the Finance Party’s rights hereunder and under the Mortgage, the Borrower, the Facility Agent and the Affected Lender shall cooperate (at no cost to itself) for a period of 30 days to restructure the Loan for the Affected Lender with a view to eliminating or reducing the need for any such payment (it being agreed that the Affected Lender shall have no obligation to proceed with such restructuring to the extent such restructuring would or may reasonably be expected to:

(1)	result in an adverse regulatory consequence for the Affected Lender; or

(2)	involve any unreimbursed or unindemnified cost for the Affected Lender; or

(3)	be inconsistent with the Affected Lender’s internal policies).

If no restructuring can be arranged within such time period, the Borrower may attempt within such time period to find an entity reasonably satisfactory to the Facility Agent to purchase the Affected Lender’s Loan Certificate and assume the Affected Lender’s Commitment.

(e)	The Affected Lender shall be paid (by the purchasing entity or the Borrower) the outstanding principal balance of its Loan Certificate, all accrued and unpaid interest thereon, any Break Amount incurred (calculated as if such purchase were a prepayment of such Affected Lender’s Loan Certificate) and all other amounts owed to the Affected Lender under any Operative Document as a condition precedent to such purchase.

(f)	In the event the Borrower is unable to find a purchaser of the Affected Lender’s Loan Certificate, then, so long as no Default or Event of Default shall have occurred and be continuing on at least three (3) Business Days’ prior written notice, the Borrower may prepay on the date specified in its notice of prepayment, in whole the Affected Lender’s Loan Certificate at the principal amount thereof together with accrued and unpaid interest thereon to the date of prepayment plus the Break Amount, if any, and all other amounts due to the Affected Lender hereunder, thereunder and under the other Operative Documents.

(g)	In the event that Airbus refunds any amounts under the Assigned Purchase Agreement relating to the Aircraft, a principal amount of the Loans (and any accrued and unpaid interest thereon to the date of prepayment plus any Break Amount related thereto) relating to such Aircraft equal to such refund shall become immediately due and payable.

(h)	In the event that Clause 2.9 applies, the Borrower shall be obliged to prepay the principal amount of the Loans required to be paid pursuant to Clause 2.9, together with any accrued and unpaid interest thereon to the date of prepayment plus any Break Amount related thereto.

(i)	Any notice of prepayment delivered pursuant to Clauses 5.9(a), (b) or (c) shall be irrevocable and shall identify the amount to be prepaid and the Loans relating to an Aircraft subject to prepayment (if applicable).

5.10	Provisions Relating to Prepayment

(a)	Notice of prepayment having been given, the principal amount of the Loan Certificates to be prepaid, plus accrued interest thereon to the date of prepayment, together with the Break Amount, if any, shall become due and payable on the applicable prepayment date.

(b)	On the date fixed for prepayment under Clause 5.9, immediately available funds in Dollars shall be deposited by the Borrower in the account of the Facility Agent at the place and by the time and otherwise in the manner provided in Clause 5.5, in an amount equal to the principal amount of Loan Certificates to be prepaid together with accrued and unpaid interest thereon to the date fixed for such prepayment, all Break Amounts, if any, and all other amounts due to the Lenders under the Operative Documents.

(c)	Each Lender shall furnish to the Borrower, with a copy to the Facility Agent, a certificate setting forth the Break Amount due to such Lender, which certificate shall be presumptively correct.

5.11	Increased Costs

(a)	The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any increase in costs that such Lender determines are attributable to its making or maintaining of its Commitment or the loans evidenced by its Loan Certificates or funding arrangements utilized in connection with such loans, or any reduction in any amount receivable by such Lender hereunder or under any Operative Document in respect of any of its Commitments, such loans or such arrangements (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)	imposes any Tax that is the functional equivalent of any reserve, special deposit or similar requirement of the sort covered by Section 5.11(a)(ii); or

(ii)	imposes or modifies any reserve, special deposit or similar requirements (including any Reserve Requirement) relating to any extension of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such loans or any deposits referred to in the definition of “LIBOR” in Annex A), or any such obligations; or

(iii)	imposes any other condition affecting this Agreement or the Loan Certificates (or any of such extensions of credit or liabilities) or any such obligation.

(b)	Without limiting the effect of the foregoing provisions of this Clause 5.11 (but without duplication), the Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the holding company of which such Lender is a subsidiary) for any increase in costs that it determines are attributable to the maintenance by such Lender (or any lending office or such holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful so long as compliance therewith is standard banking practice in the relevant jurisdiction) of any court or governmental or monetary authority following:

(i)	any Regulatory Change; or

(ii)	implementing any risk-based capital guideline or other similar requirement hereafter issued by any government or governmental or supervisory authority, of capital in respect of its Commitments or Loan Certificates or funding arrangements utilized in connection with the Loan Certificates; such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any lending office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request.

(c)	Clause 5.9(d) applies in respect of this Clause 5.11.

(d)	When submitting a claim pursuant to Clause 5.11, each Lender will furnish to the Borrower an officer’s certificate setting forth the amount of each request by such Lender for compensation under Clauses 5.11(a) or 5.11(b) (subject, however, to any limitations such Lender may require in respect of disclosure of confidential information relating to its capital structure), together with a statement that the determinations and allocations made in respect of the Additional Costs comply with the provisions of this Clause 5.11.

Determinations and allocations by any Lender for purposes of this Clause 5.11 of the effect of any Regulatory Change pursuant to Clause 5.11(a), or of the effect of capital maintained pursuant to Clause 5.11(b), on its costs or rate of return of maintaining its Commitment or Loan Certificate or its funding, or on amounts receivable by it in respect of Loan Certificates, and of the amounts required to compensate such Lender under this Clause 5.11, shall be conclusive absent manifest error.

(e)	The Borrower shall not be required to make payments under this Section to any Lender if (i) such Lender is not also seeking indemnification against similar increased costs, to the extent it is entitled to do so, in transactions with comparable borrowers (it being agreed that an officer’s certificate to the contrary from any such Lender shall constitute conclusive evidence of such fact); or (ii) the claim arises out of a voluntary relocation by such Lender of its lending office (it being understood that any such relocation pursuant to this Section 5.11 is not “voluntary”).

5.12	Illegality

Notwithstanding any other provision of this Agreement or the Mortgage, if any Lender (an “Illegal Lender”) shall notify the Facility Agent that the introduction after the date of this Agreement of or any change after the date of this Agreement or any other Operative Document in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, fund or allow to remain outstanding its Loan Certificate, then such Lender shall, promptly after becoming aware of the same, deliver to the Borrower through the Facility Agent a certificate to that effect, and, if the Facility Agent on behalf of such Lender so requires, the Borrower shall attempt to cure such illegality or otherwise, on or before forty five (45) days (but in any event at least 10 days before such illegality occurs and if such illegality has already occurred, immediately) following such notification, the Borrower shall prepay the aggregate outstanding principal amount of the Loan Certificate held by such Illegal Lender in full, together with accrued interest thereon to the date of prepayment plus all Break Amount, if any, and all other amounts due thereunder and hereunder and under the other Operative Documents to such Illegal Lender

5.13	Market Disruption Event

If a Market Disruption Event occurs in relation to the Loans for any Interest Period, then the rate of interest on each affected Lender’s share of that outstanding Loan amount for the Interest Period shall be the percentage rate per annum which is the sum of (a) the Margin, plus (b) the rate notified to the Facility Agent by each affected Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to each affected Lender of funding its participation in the Loan from whatever source it may reasonably select, plus (c) Additional Costs (as specified in Clause 5.11) (if any). The continuation of a Market Disruption Event and the rate notified by the Facility Agent to the Borrower of the Lenders’ cost related to a Market Disruption Event shall be conclusive for any Interest Period.

5.14	Judgment Currency Protection

If any sum (a “Sum”) due from the Borrower, the Guarantor, the Irish Company or the Parent under the Operative Documents or an order or judgment given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purposes of (i) making or filing a claim or proof of claim against the Borrower or any other person, or (ii) obtaining or enforcing an order or judgment in any court or other tribunal, the Borrower shall indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency, and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.

6.	TERMINATION OF INTEREST IN COLLATERAL

None of the Facility Agent, Security Trustee or any Lender shall have any further interest in, or other right with respect to, the Collateral with respect to any Aircraft when and if either (x) the principal amount of, Break Amount on, if any, interest on and other amounts due under all Loans in relation to such Aircraft held by such Lender and all other sums due to such Lender hereunder and under the other Operative Documents in respect of such Aircraft shall have been finally and indefeasibly paid in full or (y) a Funding Substitution Event has occurred in relation to such Aircraft; provided, however, that in each case the interests and rights of the Lenders in and with respect to the mortgage and security interests created by the Mortgage shall continue (except with respect to any Aircraft as to which the related Loans have been repaid or in respect of which a Funding Substitution Event has occurred) after all such amounts have been paid in full so long as the Commitments have not terminated. Upon payment in full of any Loans relating to an Aircraft or upon the occurrence of a Funding Substitution Event, the Security Trustee shall release that portion of the Collateral which relates solely to the applicable Aircraft from the Lien of the Mortgage and the relevant Lease Security Assignment.

7.	BORROWER’S REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that on the Amendment Effective Date, each Borrowing Date and each Funding Substitution Date:

(a)	the Borrower is a Cayman Islands exempted company, duly organized and validly existing pursuant to the laws of the Cayman Islands; is duly qualified to do business as a foreign corporation in each jurisdiction in which its operations or the nature of its business requires, except where the failure to be so qualified would not have a Material Adverse Effect; and has the corporate power and authority to purchase the Aircraft under the Assigned Purchase Agreement and to enter into and perform its obligations under the Operative Documents to which it is or shall be a party;

(b)	the execution, delivery and performance by the Borrower of the Operative Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Borrower, do not require any shareholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of the Borrower except such as have been duly obtained and are in full force and effect, and none of the execution, delivery or performance by the Borrower of such Operative Documents contravenes any law, judgment, government rule, regulation or order binding on the Borrower or the memorandum and articles of association of the Borrower or contravenes the provisions of, or constitutes a default under, or results in the creation of any Lien (other than Permitted Liens) upon the property of the Borrower under, any indenture, mortgage, contract or other agreement to which the Borrower is a party or by which it or its properties may be bound or affected;

(c)	neither the execution and delivery by the Borrower of the Operative Documents to which it is a party nor the performance by the Borrower of its obligations thereunder requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Federal, state or foreign government authority or agency, except for those specified in the opinions referred to in Clause 4.1(g) or those that would not have a Material Adverse Effect (the “Permits”);

(d)	the Operative Documents to which the Borrower is a party each constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with the terms thereof except as such enforceability may be limited by equitable principles or applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally;

(e)	there is no pending or (to the best of Borrower’s knowledge) threatened action or proceeding before any court, arbitrator or administrative agency that individually (or in the aggregate in the case of any group of related lawsuits) is expected by the Borrower to have a Material Adverse Effect;

(f)	except as specified in the opinions referred to in Clause 4.1(g), no further action, including any filing or recording of any document, is necessary or advisable in order to establish and perfect the first ranking Lien on the Collateral in favour of the Security Trustee pursuant to either (i) the Mortgage or (ii) the Lease Security Assignments;

(g)	there has not occurred any event which constitutes a Default or an Event of Default which is presently continuing;

(h)	the Assigned Purchase Agreement and the Engine Agreements are in full force and effect and none of the Borrower or, to the knowledge of the Borrower, Airbus or any Engine Manufacturer is in default of any of its material obligations thereunder. Neither the Borrower, Intrepid, the Guarantor or the Irish Company has assigned or granted any Lien in its rights under the Assigned Purchase Agreement in respect of any of the Aircraft or the Engine Agreements or the Engines;

(i)	the Borrower has filed or caused to be filed all state, local and foreign tax returns which are required to be filed and has paid or caused to be paid or provided adequate reserves for the payment of all taxes shown to be due and payable on such returns or (except to the extent being contested in good faith and by appropriate proceedings and for the payment of which adequate reserves have been provided in accordance with generally accepted accounting principles) on any assessment received by the Borrower, to the extent that such taxes have become due and payable, except such returns or taxes as to which the failure to file or pay, as the case may be, could not be reasonably expected to materially and adversely affect the assets, operations or financial condition, of the Borrower;

(j)	the Borrower is not in violation of any law, order, injunction, decree, rule or regulation applicable to the Borrower of any court or administrative body, which default or violation would reasonably be expected to materially and adversely affect the operations or financial condition of the borrower or the borrower’s ability to execute, deliver and perform its obligations under the Operative Documents;

(k)	the Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940;

(l)	none of the information furnished by or on behalf of the Borrower to the Facility Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(m)	the Borrower, the Guarantor and the Irish Company are fully solvent (on a cash flow and balance sheet basis) and will be fully solvent immediately following the execution of this Agreement and the Operative Documents.

8.	GENERAL INDEMNITY.

8.1	Subject to the next following paragraph, the Borrower hereby agrees to indemnify each Indemnitee against, and agrees to protect, save and keep harmless each of them from any and all Expenses imposed on, incurred by or asserted against any Indemnitee arising out of or directly resulting from:

(a)	following delivery of any Aircraft, Airframe or Engine, the operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, nonuse, modification, alteration, or sale of any Aircraft, Airframe or Engine, or any engine used in connection with any Airframe or any part of any of the foregoing, any lessee or any other Person whatsoever, including, without limitation, claims for death, personal injury or property damage or other loss or harm to any person whatsoever and claims relating to any laws, rules or regulations pertaining to such operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, non-use, modification, alteration, sale or return including environmental control, noise and pollution laws, rules or regulations;

(b)	following delivery of any Aircraft, Airframe or Engine, the manufacture, design, purchase, acceptance, rejection, delivery, or condition of any Aircraft, Airframe or Engine, any engine used in connection with any Airframe, or any part of any of the foregoing including, without limitation, latent and other defects, whether or not discoverable, or trademark or copyright infringement;

(c)	any breach of or failure to perform or observe, or any other noncompliance with, any covenant or agreement to be performed, or other obligation of any Obligor under any of the Operative Documents, or the falsity of any representation or warranty of the Borrower in any of the Operative Documents;

(d)	assuming the Lenders are making Loans in the ordinary course of their business for their own accounts, the offer, sale and delivery by the Borrower or anyone acting on behalf of the Borrower of any Loan Certificates or successor debt obligations issued in connection with the refunding or refinancing thereof (including, without limitation, any claim arising out of the Securities Act, the Securities Exchange Act of 1934, as amended, or any other federal or state statute, law or regulation, or at common law or otherwise relating to securities (collectively “Securities Liabilities”)) (the indemnity provided in this Clause 8.1(d) to extend also to any Person who controls an Indemnitee, its successors, assigns, employees, directors, officers, servants and agents within the meaning of clause 15 of the Securities Act); and

(e)	purchasing any Aircraft following an Event of Default, including any costs incurred after purchasing such Aircraft and prior to resale of such Aircraft and the recovery of all other amounts owing hereunder following an Event of Default or the enforcement against the Borrower or any other Obligor of any of the terms thereof (including, without limitation, pursuant to clause 5 of the Mortgage) and including any amounts payable by any Indemnitee pursuant to clause 11.2 of the Step-In Agreement.

8.2	Save where the same arises as a result of an Event of Default, the foregoing indemnity shall not extend to any Expense of any Indemnitee to the extent attributable to one or more of the following:

(a)	acts or omissions involving the wilful misconduct or gross negligence of such Indemnitee;

(b)	any Tax, or increase in Tax liability under any Tax law (such matter being subject to the indemnity in Clause 5.3); provided, however, that this clause (b) shall not apply to (A) Taxes taken into consideration in making any payments on an after-Tax basis or (B) any license, documentation, registration or filing fees imposed upon or in connection with the execution, delivery, registration or filing in connection with the Mortgage or the Lease Security Assignments, in each case as otherwise contemplated in the Operative Documents;

(c)	except to the extent attributable to acts or events occurring prior thereto, acts or events (other than acts or events related to the performance by any Obligor of its obligations pursuant to the terms of the Operative Documents) that occur after the Mortgage is required to be terminated in accordance with clause 7.1 of the Mortgage; provided, that nothing in this clause (c) shall be deemed to exclude or limit any claim that any Indemnitee may have under applicable law by reason of an Event of Default or for damages from any Obligor for breach of any Obligor’s covenants contained in the Operative Documents or to release any Obligor from any of its obligations under the Operative Documents that expressly provide for performance after termination of the Mortgage;

(d)	to the extent attributable to any transfer by or on behalf of such Indemnitee of any Loan Certificate or interest therein, except for Expenses incurred as a result of any such transfer after an Event of Default, pursuant to the exercise of remedies under any Operative Document, or as otherwise contemplated in the Operative Documents;

(e)	to the extent solely attributable to the incorrectness or breach of any representation or warranty of such Indemnitee or any related Indemnitee contained in or made pursuant to any Operative Document;

(f)	to the extent solely attributable to the failure by such Indemnitee or any related Indemnitee to perform or observe any agreement, covenant or condition on its part to be performed or observed in any Operative Document;

(g)	to the extent solely attributable to the offer or sale by such Indemnitee or any related Indemnitee of any interest in the Collateral, the Loan Certificates, or any similar interest in violation of the Securities Act or other applicable federal, state or foreign securities laws (other than any thereof caused by acts or omissions of any Obligor);

(h)	to the extent attributable to any amount which any Indemnitee expressly agrees with the Borrower to pay or such Indemnitee expressly agrees with the Borrower shall not be paid by or be reimbursed by the Borrower; or

(i)	for any Lien attributable to such Indemnitee or any related Indemnitee other than any Lien created pursuant to any Operative Document.

8.3	For purposes of this Clause 8, a Person shall be considered a “related” Indemnitee with respect to an Indemnitee if such Person is an Affiliate or employer of such Indemnitee, a director, officer, employee, agent, or servant of such Indemnitee or any such Affiliate or a successor or permitted assignee of any of the foregoing.

8.4	The Borrower further agrees that any payment or indemnity pursuant to this Clause 8 in respect of any “Expense” shall be in an amount which, after deduction of all Taxes required to be paid by such recipient with respect to such payment or indemnity under the laws of any federal, state, or local government or taxing authority in the United States, or under the laws of any other country or any taxing authority or governmental subdivision of such country, or any territory or possession of the United States, or any international authority, shall be equal to the amount of such Expense the recipient would have received in the absence of the imposition of such Taxes.

8.5	If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall after receiving such notice give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release the Borrower from any of its obligations to indemnify hereunder except to the extent that the Borrower is prejudiced as a result of the failure to give such notice, and no payment by the Borrower to an Indemnitee pursuant to this Clause 8 shall be deemed to constitute a waiver or release of any right or remedy which the Borrower may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give the Borrower such notice.

8.6	Notwithstanding any other provision of this Clause 8 to the contrary, in the case of any Expense indemnified by the Borrower hereunder which is covered by a policy of insurance maintained by the Borrower, it shall be a condition of such indemnity with respect to any particular Indemnitee that such Indemnitee shall cooperate (at no cost or liability to itself, and (if so requested) subject to being indemnified by the Borrower with respect to any liabilities it may incur as a result of an insurer’s investigation, defence or compromise) with the insurers in the exercise of their rights to investigate, defend or compromise such claim as may be required to retain the benefits of such insurance with respect to such claim.

8.7	To the extent of any payment of any Expense pursuant to this Clause 8, the Borrower, without any further action, shall be subrogated to any claims the Indemnitee may have relating thereto. The Indemnitee agrees to give such further assurances or agreements and to cooperate with the Borrower to permit the Borrower to pursue such claims, if any, to the extent reasonably requested by the Borrower (at no cost or liability to itself, and (if so requested) subject to being indemnified with respect to the Borrower’s pursuit of such claims.

8.8	In the event that the Borrower shall have paid an amount to an Indemnitee pursuant to this Clause 8, and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay the Borrower the amount of such reimbursement, including interest received attributable thereto (but net of costs, if any, of recovery of such amounts), provided that no Default or Event of Default has occurred and is continuing.

8.9	The Borrower will pay to each Indemnitee on demand, to the extent permitted by applicable law, interest on any amount of indemnity not paid when due pursuant to this Clause 8 until the same shall be paid, at the Past Due Rate.

9.	INDEMNITY TO THE FACILITY AGENT

The Borrower shall promptly indemnify the Facility Agent against any actual cost, loss or liability incurred by the Facility Agent as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default and upon such investigation such event transpires to be a Default or an Event of Default; or

(b)	acting or relying on any notice, request or instruction by any party (other than any notice, request or instruction given by any Finance Party) to any Operative Document which it reasonably believes to be genuine, correct and appropriately authorised.

10.	COVENANTS OF THE BORROWER

The Borrower hereby covenants for the benefit of all Lenders, as follows:

(a)	Transfer: Except as expressly contemplated by the Operative Documents the Borrower shall not (and the Borrower shall procure that each other Obligor shall not) directly or indirectly assign, convey or otherwise transfer any of its right, title or interest in and to the Collateral or this Agreement or any of the other Operative Documents.

(b)	Existence, Etc.: The Borrower will (and will procure that each other Obligor will):

(i)	preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(ii)	comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities;

(iii)	pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(iv)	(other than in respect of itself) keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and

(v)	permit representatives of any Lender, the Facility Agent or the Security Trustee, during normal business hours, to examine, copy and make extracts from its books and records and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender, the Facility Agent or the Security Trustee (as the case may be).

(c)	Special Purpose: The Borrower will not:

(i)	have any employees earning compensation;

(ii)	except for the Loans and as expressly contemplated hereby, incur or contract to incur any indebtedness;

(iii)	engage in any activity other than the execution, delivery and performance of the Operative Documents to which it is a party and activities incidental thereto, as well as ordinary corporate housekeeping activities;

(iv)	except as required to perform its obligation under the Operative Documents to which it is a party, make or agree to make any capital expenditure;

(v)	create or own any subsidiary;

(vi)	except as required to perform its obligation under the Operative Documents to which it is a party, make any investments;

(vii)	except as required to perform its obligation under the Operative Documents to which it is a party, declare or make any dividend payment or distribution to its shareholders; or

(viii)	incur any material obligation to any third party (excluding any payment or other obligation incurred pursuant to the Operative Documents).

(d)	Operative Documents: The Borrower shall ensure that the Servicing Agreement, the Option Agreement, the Subordinated Loan Agreement to which the Borrower is party and the Approved Leases remain in place and in full force and effect and that neither it nor any other Obligor shall breach any of the terms of any of such documents. The Borrower shall ensure that no amendment, variation, waiver or other change is made to its memorandum and articles of association or other constituent documents, the Servicing Agreement, the Option Agreement, the Subordinated Loan Agreement or the Approved Leases.

(e)	Assigned Purchase Agreement and Engine Agreements: The Borrower shall:

(i)	duly perform all of its obligations under the Assigned Purchase Agreement and the Engine Agreements, and take all actions necessary to keep the Assigned Purchase Agreement and the Engine Agreements in full force and effect;

(ii)	promptly upon acquiring actual knowledge of the same, notify the Facility Agent of any material default (whether by the Borrower, Airbus or an Engine Manufacturer) under or cancellation, termination or rescission or purported cancellation, termination or rescission of the Assigned Purchase Agreement or the Engine Agreements specifying in reasonable detail the nature of such default, cancellation, rescission or termination;

(iii)	not, without the Security Trustee’s prior written consent, in any way modify, cancel, terminate or amend or consent to the modification, cancellation, termination or amendment of the Assigned Purchase Agreement or the Engine Agreements;

(iv)	not accept delivery of any Aircraft from Airbus before or concurrently repaying to the Lenders all amounts owing in respect of the Loans relating to that Aircraft;

(v)	not enter into or consent to any change order or other amendment, modification or supplement to the Assigned Purchase Agreement or the Engine Agreements, in relation to the Aircraft, without the written consent and countersignature of the Security Trustee (acting at the unanimous direction of the Lenders) if such change order, amendment, modification or supplement would require the consent of the Security Trustee under the Step-In Agreement or under this Agreement; and

(vi)	provide to the Security Trustee promptly after the execution of the same copies, certified by the Borrower, of all material change orders (other than non charge change orders), amendments, modifications or supplements to the Assigned Purchase Agreement that would require the consent of the Security Trustee under the Step-In Agreement or under this Agreement.

(f)	Leasing or Sale of Aircraft: The Borrower shall not enter into any binding agreement for the leasing or sale of any Aircraft other than pursuant to the Option Agreement.

(g)	Further Assurances: The Borrower covenants and agrees with each Agent and the Lenders as follows:

(i)	The Borrower will cause to be done, executed, acknowledged and delivered all further documents and agreements and assurances as reasonably necessary and as any Lender shall reasonably require for accomplishing the purposes of this Agreement and the other Operative Documents;

(ii)	The Borrower, at its expense, will take, or cause to be taken, all actions (including the filing of financing statements under the Uniform Commercial Code in all applicable jurisdictions and perfection in any other jurisdiction in relation to any Operative Document) to (A) cause the security interest granted in respect of the Collateral to at all times be and remain perfected, (B) establish the priority of the Mortgage with respect to the Mortgage Collateral, (C) cause the lien of the Mortgage to at all times be and remain a perfected Lien, (D) establish the priority of the Mortgage; and (E) establish the priority of the share charge with respect to the shares of the Borrower, (F) establish (or procure the establishment of) the priority of the Lease Security Assignments and (G) establish the priority of the Security Trustee’s security interest in the Aircraft to the extent possible or feasible prior to delivery (or when manufacturer’s serial numbers are available in respect of the Airframe and the Engines are anticipated as being delivered and there is a possibility that such equipment may be delivered by Airbus before the Lenders are repaid the Loans in respect of an Aircraft), including by making filings in respect of one or more of prospective international interests, international interests or associated rights with the International Registry.

(iii)	The Borrower shall pay all reasonable costs and expenses (including costs and disbursements of counsel) incurred by each Agent and the Lenders after the date hereof in connection with (A) any supplements or amendments of the Operative Documents (including, without limitation, any related recording costs) (other than any supplement or amendment associated with the syndication or transfer of the Loan Certificates or the sale of participation interests therein), (B) any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated), or (C) the enforcement of this Clause 9.

(h)	Conduct of Business, Maintenance of Existence: The Borrower shall (i) engage in business solely for the purpose of fulfilling its obligations under the Operative Documents and (ii) preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of business of the Borrower; provided that the Borrower shall not be required to maintain any such rights, privileges or franchises, if the failure to do so could not reasonably be expected to result in a Material Adverse Effect; comply with all contractual obligations and requirements of law, except to the extent that failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect; and comply with the provisions of its Memorandum and Articles of Association.

(i)	Maintenance of Property; Insurance: The Borrower shall keep all property (other than Aircraft in the possession of third party air carriers) useful and necessary in the respective businesses of the Borrower in good working order and condition, normal wear and tear excepted; maintain or cause any lessee to maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Borrower in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

(j)	Increase in Final Price: As soon as reasonably practicable following, and, in any event, within thirty (30) days of each six monthly anniversary of the Amendment Effective Date (each such six month anniversary a “Testing Date”), the Borrower shall calculate for each Aircraft (i) the Escalation Excess; (ii) the SCN Amount; and (iii) the BFE Adjustment (the sum of such amounts, the “Adjustment Amount”) and shall provide to the Facility Agent a detailed summary of each, together with their effect on the Final Price payable for the relevant Aircraft. To the extent that the Adjustment Amount for an Aircraft shown in any summary causes the Final Price for an Aircraft to exceed the amount specified for such Aircraft in the column headed “Final Price” in Schedule III, the Borrower shall either (x) prepay the Loans; or (y) pay to Airbus; or (z) otherwise deposit with the Security Trustee as additional collateral for the Secured Obligations, in each case, the amount by which the Final Price for such Aircraft is exceeded. For the purposes of the foregoing:

“Escalation Excess” means any difference in the final price payable for an Aircraft caused by a change in escalation from the 2% per annum escalation which has been assumed hereunder in calculating the Final Price for an Aircraft, calculated using the weighted average of (a) the escalation rate in percentage per annum from January 2011 to the applicable Testing Date, calculated using Airbus’ and the relevant Engine Manufacturer’s escalation formula set out in the Operative Documents and applying all caps on such escalation available to the Security Trustee; (b) 2% per annum plus an amount equal to half of the difference between the actual escalation rate calculated during the 6 months preceding the relevant Testing Date applied to the remaining escalation periods until the actual delivery of the Aircraft from Airbus (it being understood that if the weighted average of the actual escalation and the revised projected escalation is less than 2.0% per annum, the amount by which such number is less than 2.0% per annum may be deducted from the amount of any excess payment which the Borrower may then be obliged to pay under this sub-clause (j) as a result of an Adjustment Amount then being calculated which requires a payment to be made hereunder);

“SCN Amount” means the difference between the projected price of all SCNs (as such term is defined in the Assigned Purchase Agreement) for an Aircraft and the SCN Budget (as such term is defined in the Assigned Purchase Agreement) for such Aircraft (it being understood that if the projected price of all SCNs for an Aircraft is less than the SCN Budget for such Aircraft, the amount by which such number is less than the SCN Budget for such Aircraft may be deducted from the amount of any excess payment which the Borrower may then be obliged to pay under this sub-clause (j) as a result of an Adjustment Amount then being calculated which requires a payment to be made hereunder); and

“BFE Adjustment” means an adjustment to the BFE to be installed on an Aircraft (a list or budget of which is set out in Schedule VI hereto) that would cause the aggregate cost of the BFE for such Aircraft to exceed the then current agreed budget for BFE for such Aircraft.

(k)	Change in Configuration or Specification as a Passenger Carrying Aircraft: The Borrower shall not alter the configuration or specification of any Aircraft as a commercial passenger carrying aircraft.

(l)	Extension of Scheduled Delivery Date: The Borrower shall not agree to extend the scheduled Delivery Date of any Aircraft by more than six (6) months from the last day of the scheduled delivery month specified for such Aircraft in Schedule III.

(m)	Liens: The Borrower will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to any of its assets including the Mortgage Collateral except:

(i)	the rights of the Borrower as provided in the Mortgage, the Liens thereof and any other rights existing pursuant to the Operative Documents;

(ii)	Liens for Taxes of the Borrower either not yet due or being contested in good faith by appropriate proceedings (and for which adequate reserves have been provided in accordance with IFRS), so long as the continuing existence of such Liens during such proceedings do not involve any material risk of the termination, sale, forfeiture or loss of, the Assigned Purchase Agreement or the Engine Agreements;

(iii)	Liens arising out of any judgment or award against the Borrower with respect to which an appeal or proceeding for review is being prosecuted diligently and in good faith, so long as such Liens do not result in a material risk of the termination, sale, forfeiture or loss of, the Assigned Purchase Agreement or the Engine Agreements; and

(iv)	any other Lien with respect to which the Borrower shall have provided a bond or other security in an amount and under terms reasonably satisfactory to the Security Trustee.

The Borrower will promptly, at its own expense, take (or cause to be taken) such actions as may be necessary duly to discharge any Lien not excepted above if the same shall arise at any time.

(n)	Amendments, Supplements, Etc: Forthwith upon the execution and delivery of any amendment to the Mortgage, if an applicable legal system having jurisdiction over the Borrower or the Mortgage Collateral is in existence that permits for filing and/or recording of the Mortgage and amendments or supplements thereto, the Borrower will cause such amendment to be duly filed and recorded, and maintained of record, in accordance with all applicable laws. In addition, the Borrower will promptly and duly execute and deliver to the Security Trustee such further documents and take such further action as the Security Trustee may from time to time reasonably request in order to more effectively carry out the intent and purpose of the Mortgage and establish and protect the rights and remedies created or intended to be created in favour of the Security Trustee under the Mortgage and the other Operative Documents, including, without limitation, if requested by the Security Trustee, at the expense of Borrower, the execution and delivery of supplements or amendments hereto, each in recordable form, in accordance with the laws of such jurisdiction as the Security Trustee may reasonably request.

(o)	Access to or Furnishing of Information: The Borrower agrees to furnish to the Facility Agent and to each Lender:

(i)	as soon as available, but not later than 120 days after the close of each fiscal year of the Guarantor occurring after the date hereof, an audited consolidated balance sheet and related statements of the Guarantor and its subsidiaries at and as of the end of such fiscal year, together with an audited consolidated statement of income for such fiscal year, each of which shall be prepared in accordance with IFRS;

(ii)	as soon as available, but not later than 120 days after the close of each fiscal year of the Irish Company occurring after the date hereof, an unaudited consolidated balance sheet and related statements of the Irish Company and its subsidiaries at and as of the end of such fiscal year, together with an audited consolidated statement of income for such fiscal year, each of which shall be prepared in accordance with IFRS;

(iii)	as soon as available, but not later than 60 days after the close of each of the first three quarters of each fiscal year of the Guarantor, an unaudited consolidated balance sheet of the Guarantor and its subsidiaries at and as of the end of such quarter, together with an unaudited consolidated statement of income for such quarter, each of which shall be prepared in accordance with IFRS;

(iv)	as soon as available, but not later than 60 days after the close of each of the first three quarters of each fiscal year of the Irish Company, an unaudited consolidated balance sheet of the Irish Company and its subsidiaries at and as of the end of such quarter, together with an unaudited consolidated statement of income for such quarter, each of which shall be prepared in accordance with IFRS;

(v)	as soon as available, but not later than 120 days after the close of each fiscal year of the Guarantor occurring while amounts are outstanding under this Agreement or any Loan Certificate, a certificate of the chief financial officer, Treasurer, any Vice President, or other officer of stating that such authorized officer has reviewed the activities of the Borrower and that, to the best of the knowledge of such authorized officer, there exists no Default or Event of Default;

(vi)	as soon as available, but not later than 120 days after the close of each fiscal year of the Irish Company occurring while amounts are outstanding under this Agreement or any Loan Certificate, a certificate of the chief financial officer, Treasurer, any Vice President, or other officer of stating that such authorized officer has reviewed the activities of the Borrower and that, to the best of the knowledge of such authorized officer, there exists no Default or Event of Default;

(vii)	from time to time, such other information as the Facility Agent or any Lender may reasonably request;

(viii)	promptly after the occurrence thereof and actual knowledge thereof by a responsible officer of the Borrower, notice of any Default or Event of Default; and

(ix)	promptly after the occurrence thereof, any Aviation Authority required modifications in respect of the Aircraft that the Borrower is aware of, and any optional changes effected in the prior calendar month, that would lead to an increase in the Final Price.

(p)	Maintenance of Separate Existence: The Borrower shall maintain certain policies and procedures relating to its existence as a separate company as follows, and shall do all things necessary to maintain their corporate existence separate and distinct from any other Person. The Borrower shall:

(i)	observe all formalities necessary to remain a legal entity separate and distinct from the Guarantor, the Irish Company and any other Person;

(ii)	maintain its assets and liabilities separate and distinct from those of the Guarantor, the Irish Company and any other Person in such a manner that it is not difficult to segregate, identify or ascertain such assets;

(iii)	maintain records, books and accounts separate from those of the Guarantor, the Irish Company and any other Person (other than as otherwise specified in the Operative Documents);

(iv)	pay its obligations in the ordinary course of business as a legal entity separate from the Guarantor, the Irish Company and any other Person;

(v)	keep its funds separate and distinct from any funds of the Guarantor, the Irish Company and any other Person, and receive, deposit, withdraw and disburse such funds separately from any funds of the Guarantor, the Irish Company and any other Person;

(vi)	not agree to pay, assume, guarantee or become liable for any debt of, or otherwise pledge its assets for the benefit of, the Guarantor, the Irish Company or any other Person except as otherwise permitted under the Operative Documents;

(vii)	not hold out that it is a division of the Guarantor, the Irish Company or any other Person or that the Guarantor, the Irish Company or any other Person is a division of it;

(viii)	not induce any third party to rely on the creditworthiness of the Guarantor, the Irish Company or any other Person in order that such third party will contract with it (other than the guarantee of the Guarantor, the Irish Company in favour of Airbus made in connection with the Assigned Purchase Agreement);

(ix)	allocate and charge fairly and reasonably any common overhead shared with the Guarantor, the Irish Company or any other Person;

(x)	hold itself out as a separate entity, and correct any known misunderstanding regarding its separate identity;

(xi)	conduct business in its own name and ensure that all communications are made solely in its name;

(xii)	not acquire the securities of the Guarantor, the Irish Company or any Affiliate thereof;

(xiii)

prepare separate financial statements and separate tax returns and pay any Taxes required to be paid under applicable Tax law (provided that the Guarantor, the Irish Company and their Affiliates may publish financial statements that consolidate those of the Guarantor and their Affiliates, if to do so is required by any applicable law or accounting principles from time to time in effect and subsidiaries of the Guarantor may file consolidated Tax returns with the Guarantor and their Affiliates for Tax purposes provided that so doing does not give rise to any incremental Tax liabilities on the part of the Borrower); and

(xiv)	not enter into any transaction between itself and the Guarantor, the Irish Company or their Affiliates that is more favourable to the Guarantor, the Irish Company or any Affiliate than transactions that the Guarantor, the Irish Company and their Affiliates would have been able to enter into at such time on an arm’s-length basis with a non-affiliated third party, or vice versa.

For the avoidance of doubt, the Borrower is authorized to engage in any activity or other undertaking expressly required or expressly authorized by the Operative Documents.

(q)	Independent Director: The Borrower shall have at least one Independent Director whose vote shall be required to take any Material Action with respect to the Borrower (it being understood that this Agreement shall not require the vote of an Independent Director for any other matter other than a Material Action).

(r)	Management and Control; COMI: Management and control of, and the principal place of business of the Borrower shall be located in the Cayman Islands. The Borrower shall ensure that it does not have a Center of Main Interests (as defined in EU Insolvency Regulations) in the European Union.

(s)	Subordinated Loan: The Borrower shall not pay or repay any amount under the Subordinated Loan Agreement while the Secured Obligations remain outstanding provided that upon delivery of an Aircraft and following payment and repayment of principal, interest, breakage costs and the amounts allocable to such Aircraft and all other amounts the due and owing under the Mortgage, the Borrower may repay amounts payable under the Subordinated Loan Agreement to the extent of available funds at such time.

11.	THE FACILITY AGENT

The provisions of Schedule IV (Facility Agent) shall apply to this Agreement.

12.	THE SECURITY TRUSTEE

The provisions of Schedule V (The Security Trustee) shall apply to this Agreement.

13.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

13.1	No provision of this Agreement or any other Operative Document will:

13.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

13.1.2	without limiting the obligations of the Finance Parties to mitigate or otherwise take actions contained in this Agreement, oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or to investigate the extent, order and manner of any such claim; or

13.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or, except as otherwise required by Clauses 5.3 and 5.11, any computations in respect of Tax.

14.	SUPPLEMENTS AND AMENDMENTS TO THIS AGREEMENT AND OTHER DOCUMENTS

14.1	Instructions of Majority; Limitations

(a)	At any time and from time to time, at the request of the Borrower, the Facility Agent (but only on the written direction of the Majority Lenders) shall (x) execute a supplement hereto for the purpose of adding provisions to, or changing or eliminating provisions of, this Agreement or any other Operative Document as specified in such request or (y) provide a consent when required by the terms of any Operative Document, provided that, without the consent of each Lender, no such amendment of or supplement to any such document, or waiver or modification of the terms of any thereof, shall:

(i)	modify any of the provisions of this Clause 14.1 or the definitions of the terms, “Majority Lenders” or “Operative Documents”, contained herein or in any other Operative Document;

(ii)	increase the principal amount of any Loan Certificate or reduce the amount or extend the time of payment of any amount owing or payable under any Loan Certificate or (except as provided in the Operative Documents) increase or reduce the Break Amount or interest payable on any Loan Certificate (except that only the consent of the Lender shall be required for any decrease in any amounts of or the rate of Break Amount or interest payable on such Loan Certificate or any extension for the time of payment of any amount payable under such Loan Certificate);

(iii)	reduce, modify or amend any indemnities in favour of any Lender or in favour of or to be paid by the Borrower or alter the definition of “Indemnitee” to exclude any Lender (except as consented to by each Person adversely affected thereby); or

(iv)	release the Borrower from its obligations in respect of the payment of the principal and interest then outstanding (or other amounts payable therewith) or change any of the circumstances under which any amounts payable pursuant to the Credit Agreement or hereto are payable.

(b)	Notwithstanding the foregoing, without the consent of each Lender, no such supplement to this Agreement, the Mortgage or the Share Charge, or waiver or modification of the terms hereof or of any other agreement or document shall expressly permit the creation of any Lien on the Collateral or any part thereof, except as herein expressly permitted, or deprive any Lender of the benefit of the Lien of the Mortgage on the Collateral or the Lien of the Share Charge, the Lien of any Lease Security Assignment or the Lien of any share security in respect of the Approved Leases except in connection with the exercise of remedies under Clause 7 of the Mortgage or under equivalent provisions of the Share Charge or the Lease Security Assignments.

(c)	Except as provided in this Clause 14.1, the Security Trustee shall not amend, supplement or waive the terms of this Agreement, the Mortgage, the Share Charge or any other Operative Documents.

14.2	Facility Agent Protected

If, in the reasonable opinion of the institution acting as the Facility Agent hereunder any document required to be executed pursuant to the terms of Clause 14.1 affects any right, duty, immunity or indemnity with respect to it under this Agreement or any other Operative Document, the Facility Agent may in its reasonable discretion decline to execute such document.

14.3	Documents Mailed to Lenders

Promptly after the execution by the Facility Agent of any document entered into pursuant to Clause 14.1, the Facility Agent shall mail, by certified mail, postage prepaid, a conformed copy thereof to each Lender at its address shown on the Certificate Register, but the failure of the Borrower or Facility Agent, to mail such conformed copies shall not impair or affect the validity of such document.

15.	NOTICES

15.1	All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, or by facsimile, or by prepaid courier service, and shall be effective upon receipt.

15.2	Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Clause 15, notices, demands, instructions and other communications in writing shall be given to or made upon the parties hereto at their addresses (or to their facsimile numbers) as follows: (a) if to the Borrower or the Security Trustee, to the addresses specified in clause 7.6 of the Mortgage, (b) if to a Lender or the Facility Agent to the address specified on Schedule I, or (c) if to any subsequent Lender, addressed to such Lender at its address specified in the Certificate Register maintained pursuant to Clause 5.6.

16.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; AGENT FOR SERVICE OF PROCESS.

16.1	This Agreement shall in all respects be governed by, and construed in accordance with, the law of the State of New York.

16.2	The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the Borrower irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against another party or its properties in the courts of any jurisdiction.

16.3	The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Clause 16.2. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

16.4	Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Clause 15. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

16.5	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE.

16.6	The Borrower hereby irrevocably appoints and designates Intrepid Aviation Group Holdings, LLC (the “Agent for Service of Process”), having an address at 650 Madison

Avenue, 26th Floor, New York, NY 10022 as its true and lawful attorney-in-fact and duly authorized agent for the limited purpose of accepting service of legal process and the Borrower agrees that service of process upon such party shall constitute personal service of such process on such person. The Borrower shall maintain the designation and appointment of the Agent for Service of Process at such address until all amounts payable under this Agreement shall have been paid in full. If the Agent for Service of Process shall cease to so act, the Borrower shall immediately designate and shall promptly deliver to the Facility Agent evidence in writing of acceptance by another agent for service of process of such appointment, which such other agent for service of process shall have an address for receipt of service of process in the State of New York and the provisions above shall equally apply to such other agent for service of process.

17.	INVOICES AND PAYMENT OF EXPENSES

Each Agent and the Lenders shall promptly submit to the Borrower copies of invoices of the Transaction Expenses (as defined below) as they are received. The Borrower agrees to pay Transaction Expenses promptly upon receipt of detailed invoices of such Transaction Expenses regardless as to whether or not the Amendment Effective Date occurs (except in circumstances where such failure to occur is as a result of the breach by any Lender of its obligations hereunder following satisfaction by the Borrower of the Conditions Precedent set out in Clause 4 (Conditions)). For the purposes hereof, “Transaction Expenses” means:

(a)	with respect to the preparation, negotiation, execution and delivery of this Agreement and the payment or anticipated drawing of each Loan on the Amendment Effective Date or each Borrowing Date or the completion of any Funding Substitution Event, the reasonable fees, expenses and disbursements of Clifford Chance LLP, special counsel to the Lenders and the Facility Agent, as well as the reasonable fees and expenses of special Cayman Islands counsel and any counsel to the Security Trustee;

(b)	all fees, taxes (including license, documentary, stamp, excise and property taxes) and other charges payable in connection with the recording or filing of instruments and financing statements;

(c)	each Agent’s and each Lender’s reasonable out-of-pocket costs and expenses relating to the negotiation and closing of this transaction (with any travel expenses requiring prior notice to the Borrower);

(d)	each Agent’s and each Lender’s reasonable out-of-pocket costs and expenses relating to any release of any Collateral or the delivery of the Aircraft contemplated hereby (including the reasonable fees, expenses and disbursements of legal counsel and with any travel expenses requiring prior notice to the Borrower); and

(e)	each Agent’s and each Lender’s reasonable out-of-pocket costs and expenses relating to any waiver, amendment or modification of the Operative Documents (including the reasonable fees, expenses and disbursements of legal counsel and with any travel expenses requiring prior notice to the Borrower).

18.	CONFIDENTIALITY

Each of the Lenders and each Agent covenants and agrees to keep confidential, and not to disclose to any third parties, the Operative Documents and all non-public information received by it from the Borrower, Airbus or any Engine Manufacturer pursuant to the Operative Documents or the Assigned Purchase Agreement or the Engine Agreements, if any is so delivered, provided that, to the extent permitted by any applicable confidentiality agreement with Airbus or any Engine Manufacturer, such information may be made available:

(a)	to prospective and permitted transferees of a Lender’s Loan Certificates or the Security Trustee’s respective interest in the Collateral, who agree to hold such information confidential on the terms provided herein and in the Purchase Agreement;

(b)	to any Lender’s counsel or independent certified public accountants, independent insurance advisors or other agents who agree to hold such information confidential on the terms provided;

(c)	as may be required by applicable law or by any statute, court or administrative order or decree or governmental ruling or regulation (or, in the case of any Lender, to any bank examiner or other regulatory personnel); or

(d)	as may be necessary for purposes of enforcement of any Operative Document.

19.	MISCELLANEOUS

19.1	The representations, warranties, indemnities and agreements of the Borrower provided for in this Agreement and each party’s obligations under any and all thereof, shall survive the expiration or other termination of this Agreement or any other Operative Document, except as expressly provided herein or therein.

19.2	This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the party or parties thereto.

19.3

(a)	This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns including each successive holder of any Loan Certificate(s) issued and delivered pursuant to this Agreement.

(b)	The Borrower may not assign any of its rights or obligations under this Agreement or the other Operative Documents except to the extent expressly provided thereby.

(i)	Each Lender may assign its Loan Certificate, in whole or in part, as provided in Clause 5.6, which assignment shall be effected pursuant to an agreement substantially in the form of Exhibit B (Assignment Agreement) .

(ii)	In addition, a Lender may assign, in whole or in part its Commitment to any other financial institution, which assignment shall be effected pursuant to an agreement substantially in the form of Exhibit B hereto, appropriately modified to relate to the assignment of a Commitment.

(iii)	Effective upon the assignment of any Commitment, the assigning Lender shall be relieved of its obligations in respect of such Commitment to the extent the assignee thereof shall have become obligated in respect thereof.

(iv)	Notwithstanding the above, a Lender may not transfer any Loan Certificate or interest therein in violation of the Securities Act or applicable foreign or state securities laws.

(v)	No Lender shall have any obligation or duty to the Borrower, or to other Persons with respect to the transactions contemplated hereby except those obligations or duties of such Lender expressly specified in this Agreement and the other Operative Documents and no Lender shall be liable for performance by any other party hereto of such other party’s obligations or duties hereunder. Without limitation of the generality of the foregoing, under no circumstances whatsoever shall any Lender be liable to the Borrower for any action or inaction on the part of any Agent in connection with the transactions contemplated herein, whether or not such action or inaction is caused by wilful misconduct or gross negligence of the any Agent.

20.	LIMITATION OF SECURITY TRUSTEE LIABILITY

It is expressly understood and agreed by the parties that (A) this document is executed and delivered by Bank of Utah, not individually or personally, but solely as Security Trustee, (B) each of the representations, undertakings and agreements herein made on the part of the Security Trustee is made and intended not as personal representations, undertakings and agreements by Bank of Utah, but only in its capacity as Security Trustee for the Facility Agent and the Lenders, (C) nothing herein contained shall be construed as creating any liability on Bank of Utah, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, and (D) under no circumstances shall Bank of Utah be personally liable for the payment of any indebtedness or expenses of the Lenders or the Facility Agent or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Security Trustee under this Agreement, the Operative Documents or any other related documents excluding, in each case, gross negligence, willful misconduct or simple negligence in the handling of money by the Security Trustee for which it shall be liable in its individual capacity.

21.	LIMITATION ON LIABILITY

21.1	Notwithstanding anything contained in this Agreement to the contrary, recourse against the Borrower with respect to this Agreement shall be limited to the assets of the Borrower, as they may exist from time to time and each of the Security Trustee, the Facility Agent and the Lenders agree not to seek before any court or Governmental Entity to have any shareholder, director or officer of the Borrower, held liable, in their personal or individual capacities, for any actions or inactions of the Borrower or any obligations or liability of the Borrower under this Agreement other than in the case of gross negligence or wilful misconduct.

21.2	Each of the Security Trustee, the Facility Agent and the Lenders agree that with respect to any actions or inactions of the Borrower or any obligations or liability of the Borrower under this Agreement, it shall not commence any case, proceeding, proposal or other action under any existing or future law of any jurisdiction relating to the bankruptcy, insolvency, reorganization, arrangement in the nature of insolvency proceedings, adjustment, winding-up, liquidation, dissolution or analogous relief with respect to the Borrower.

21.3	Nothing in this Clause 21 shall:

21.3.1	be construed to limit the exercise of remedies pursuant to this Agreement in accordance with its terms; or

21.3.2	be construed to waive, release, reduce, modify or otherwise limit the obligations and liabilities of any guarantor of the Borrower’s obligations or liabilities hereunder.

21.4	The provisions of this Clause 21 shall survive the termination of this Agreement.

EXECUTION PAGE – AMENDED AND RESTATED CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the Amendment Effective Date.

A330 PDP-2 LIMITED, Borrower

By:	/s/ Rachael Rankin
Name:	Rachael Rankin
Title:	Director

BANK OF UTAH, not in its individual capacity but solely as Security Trustee

By:
Name:
Title:

By:
Name:
Title:

CITIBANK, N.A. Facility Agent

By:
Name:
Title:

By:
Name:
Title:

LENDERS: CITIBANK, N.A.

By:
Name:
Title:

By:
Name:
Title:

EXECUTION PAGE – AMENDED AND RESTATED CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the Amendment Effective Date.

A330 PDP-2 LIMITED, Borrower

By:
Name:
Title:

BANK OF UTAH, not in its individual capacity but solely as Security Trustee

By:	/s/ Michael Hoggan
Name: Michael Hoggan
Title: Vice President

By:	/s/ Brett R. King
Name: Brett R. King
Title: Vice President

CITIBANK, N.A. Facility Agent

By:
Name:
Title:

By:
Name:
Title:

LENDERS: CITIBANK, N.A.

By:
Name:
Title:

By:
Name:
Title:

EXECUTION PAGE – AMENDED AND RESTATED CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the Amendment Effective Date.

A330 PDP-2 LIMITED, Borrower

By:
Name:
Title:

BANK OF UTAH, not in its individual capacity but solely as Security Trustee

By:
Name:
Title:

By:
Name:
Title:

CITIBANK, N.A. Facility Agent

By:	/s/ Joseph B. Shanahan
Name: Joseph B. Shanahan
Title: Director and Vice-President

By:
Name:
Title:

LENDERS: CITIBANK, N.A.

By:	/s/ Joseph B. Shanahan
Name: Joseph B. Shanahan
Title: Director and Vice-President

By:
Name:
Title:

SCHEDULE I

NOTICE & ACCOUNT INFORMATION

Lender

Citibank, N.A.

1615 Brett Road

Building 111

New Castle, DE 19720

Attention: Loan Administration

Fax: +1 212 994 0847

Email: GLOriginationOps@citigroup.com

With a copy to:

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, NY 10013

Attention: Joseph Shanahan

Fax: +1 646 291 5975

Email: joseph.b.shanahan@citi.com

Facility Agent

Citibank, N.A.

1615 Brett Road

Building 111

New Castle, DE 19720

Attention: Loan Administration

Fax: +1 212 994 0847

Email: gloriginationops@citigroup.com

With a copy to:

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, NY 10013

Attention: Joseph Shanahan

Fax: +1 646 291 5975

Email: joseph.b.shanahan@citi.com

Account Details:

Bank Name: Citibank, N.A.

ABA: 021000089

Account Name: SSB

Account No.: 4078-4524

Reference:

SCHEDULE II

PARTICIPATIONS

Lender	Aircraft 1 Participation Percentage	Aircraft 1 Maximum Commitment
Citibank, N.A.	100%	US$20,922,074.81†

	Aircraft 2 Participation Percentage	Aircraft 2 Maximum Commitment
Citibank N.A.	100%	US$26,338,432.76†

	Aircraft 3 Participation Percentage	Aircraft 3 Maximum Commitment
Citibank N.A.	100%	US$23,807,396.97†

	Aircraft 4 Participation Percentage	Aircraft 4 Maximum Commitment
Citibank N.A.	100%	US$24,291,951.13†
Facility Amount		US$100,000,000

†	in the event that a Replacement Aircraft is substituted for an Initial Aircraft then the Maximum Commitment applicable to such Initial Aircraft following substitution shall be adjusted at the time of the Relevant Funding Substitution Event to the Maximum Commitment applicable to such Replacement Aircraft (so, for example, if Aircraft 1 is replaced by the Replacement Aircraft with Delivery Rank No. 11, the Aircraft 1 Maximum Commitment will be adjusted to $23,631,669.10). The Maximum Commitment numbers for Replacement Aircraft shown in this Schedule II are indicative only and at the time of any Funding Substitution Event may be adjusted by agreement between the Agent and the Borrower, in which case at the time of the relevant Funding Substitution Event a replacement Schedule II will be appended to this Agreement showing the revised Maximum Commitment amount for such Aircraft (and subject always to an aggregate Maximum Commitment at any time for all Aircraft of no greater than $100,000,000):

Replacement Aircraft with Delivery Rank No.11:	Maximum Commitment	$23,631,669.00

Replacement Aircraft with Delivery Rank No.12:	Maximum Commitment	$23,315,898.00

Replacement Aircraft with Delivery Rank No.13:	Maximum Commitment	$23,157,621.00

Replacement Aircraft with Delivery Rank No.14:	Maximum Commitment	$22,840,283.00

SCHEDULE III

ADVANCES

The Initial Aircraft

Delivery Rank No.	Aircraft Type	Scheduled Delivery Month	Payment Number	Payment Date	Advance		Cash Contribution	Loan	Final Price
1	Airframe 1	07/2013	1	May 30, 2007	4,453,165.23		4,453,165.23	0	$107,265,179
	(A320-300)		2	Jul. 1, 2011	8,906,330.45		8,906,330.45	0
			3	Jan. 2, 2012	8,906,330.45		1,343,751.32	7,562,579.13
			4	Apr. 2, 2012	8,906,330.45		0	8,906,330.45
			5	Jul. 2, 2012	4,453,165.23		0	4,453,165.23
4	Airframe 2	01/2014	1	May 30, 2007	4,559,192.98		4,559,192.98	0	$101,735,111
	(A330-300)		2	Jan. 2, 2012	9,118,385.94		5,575,918.03	3,542,467.91
			3	Jul. 2, 2012	9,118,385.94		0	9,118,385.94
			4	Oct. 1, 2012	9,118,385.94		0	9,118,385.94
			5	Jan. 1, 2013	4,559,192.97		0	4,559,192.97
5	Airframe 3	02/2014	1	May 30, 2007	4,559,192.98		4,559,192.98	0	$103,362,302
	(A330-300)		2	Feb. 1, 2012	9,118,385.94	*	8,106,953.82	1,011,432.12
			3	Aug. 1, 2012	9,118,385.94	*	0	9,118,385.94
			4	Nov. 1, 2012	9,118,385.94	*	0	9,118,385.94
			5	Feb. 1, 2013	4,559,192.97	*	0	4,559,192.97
6	Airframe 4	04/2014	1	May 30, 2007	4,600,778.90		4,600,778.90	0	$109,434,997
	(A330-300)		2	Apr. 1, 2012	9,201,557.79	*	7,913,501.13	1,288,056.66
			3	Oct. 1, 2012	9,201,557.79	*	0	9,201,557.79
			4	Jan. 1, 2013	9,201,557.79	*	0	9,201,557.79
			5	Apr. 1, 2013	4,600,778.89	*	0	4,600,778.89

*	Denominates that the Advance has already been fully paid by or on behalf of the Borrower and will be funded on the Amendment Effective Date as contemplated in Clause 2.4(a). All Loans for Aircraft 1 and Aircraft 2 have been fully funded as at the Amendment Effective Date, and no further Loans will be made in respect of those two Aircraft unless in connection with a substitution by a Replacement Aircraft.

The Replacement Aircraft+

Delivery Rank No.	Replacement Aircraft Type	Scheduled Delivery Month	Payment Number	Payment Date	Advance		Cash Contribution	Loan	Final Price
11	Replacement	01/2015	1	Jan. 1, 2013	4,873,635.88		4,873,635.88	0.00	$106,720,482
	Airframe 1		2	Apr. 1, 2013	202,216.25		202,216.25	0.00
	(A330-300)		3	July 1, 2013	6,271,641.96		6,271,641.96	0.00
			4	Oct. 1, 2013	12,596,095.93		1,327,261.82	11,268,834.11
			5	Jan. 1, 2014	12,362,834.89		0.00	12,362,834.89
12	Replacement	03/2015	1	Mar. 1, 2013	4,873,635.88		4,873,635.88	0.00	$102,171,819
	Airframe 2		2	June 1, 2013	202,216.25		202,216.25	0.00
	(A330-300)		3	Sep. 1, 2013	6,271,641.96		6,271,641.96	0.00
			4	Dec. 1, 2013	12,596,095.93	*	1,643,032.82	10,953,063.11
			5	Mar. 1, 2014	12,362,834.89		0.00	12,362,834.89
13	Replacement	04/2015	1	Apr. 1, 2013	4,873,635.88		4,873,635.88	0.00	$102,471,858
	Airframe 3		2	July 1, 2013	202,216.25		202,216.25	0.00
	(A330-300)		3	Oct. 1, 2013	6,271,641.96		6,271,641.96	0.00
			4	Jan. 1, 2014	12,596,095.93	*	1,801,309.82	10,794,786.11
			5	Apr. 1, 2014	12,362,834.89		0.00	12,362,834.89
14	Replacement	06/2015	1	June 1, 2013	4,873,635.86		4,873,635.88	0.00	$108,220,692
	Airframe 4		2	Sept. 1, 2013	202,216.25		202,216.25	0.00
	(A330-300)		3	Dec. 1, 2013	6,271,641.96		6,271,641.96	0.00
			4	Mar. 1, 2014	12,596,095.93	*	2,118,647.82	10,477,448.11
			5	June. 1, 2014	12,362,834.89		0.00	12,362,834.89

*	Denominates that at the time of completion of the substitution of a Replacement Aircraft for an Initial Aircraft pursuant to Clause 2 the Advance will already have been fully paid by or on behalf of the Borrower and will be funded on a Funding Substitution Date as contemplated in Clause 2.4(c), assuming that a relevant Initial Aircraft delivers in the Scheduled Delivery Month.
+	The amounts shown in this Schedule III in relation to the Replacement Aircraft are indicative only. At the time of completion of a Funding Substitution Event specified in Clause 4.3(l), Agent and Borrower will agree to a revised substitute Schedule III correcting the above to reflect revised dates, Advance, Cash Contribution and Loan amounts, in each based on updated PDP payments provided by the Manufacturer and once agreed by the Agent and the Borrower, a revised Schedule III will be appended to this Agreement to reflect such revisions.

SCHEDULE IV

THE FACILITY AGENT

1.	Appointment of the Facility Agent

1.1	Each of the Lenders appoints the Facility Agent to act as its agent under and in connection with the Operative Documents.

1.2	Each of the Lenders authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Operative Documents together with any other incidental rights, powers, authorities and discretions.

1.3	Unless expressly provided otherwise in the Operative Documents, each of the Lenders shall exercise its rights through the Facility Agent or the Security Trustee.

2.	Duties of the Facility Agent

2.1

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Paragraph (a) above shall not apply to any assignment agreement executed pursuant to clause 19.3(b)(i) or (ii).

2.2	The Facility Agent shall promptly forward to each of the Lenders a copy of any document or notice which is delivered to the Facility Agent by the Security Trustee.

2.3	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

2.4	The Facility Agent shall promptly notify the Lenders of any Default (in relation to which it has actual knowledge) arising under Clause 4(a) (Non Payment) of the Mortgage.

2.5	The Facility Agent’s duties under the Operative Documents are solely mechanical and administrative in nature.

2.6	Except where an Operative Document expressly and specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

3.	No fiduciary duties

3.1	Nothing in this Agreement constitutes the Facility Agent as a trustee or fiduciary of any other Person.

3.2	The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

4.	Business with the Borrower

The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

5.	Rights and discretions of the Facility Agent

5.1	The Facility Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

5.2	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 4(a) (Non-Payment) of the Mortgage); and

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

5.3	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts provided that such engagement shall not cause any additional expense or cost to the Borrower, the Guarantor or the Irish Company unless approved in advance in writing by the Guarantor.

5.4	The Facility Agent may act in relation to the Operative Documents through its personnel and agents.

5.5	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

5.6	Notwithstanding any other provision of any Operative Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

6.	Majority Lenders’ instructions

6.1	Unless a contrary indication appears in a Operative Document, the Facility Agent shall act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and shall not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

6.2	Unless a contrary indication appears in a Operative Document, any instructions given by the Majority Lenders will be binding on all the Lenders.

6.3	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

6.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

6.5	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Operative Document.

7.	Responsibility for documentation

The Facility Agent is not (i) responsible for the legality, validity, effectiveness, adequacy or enforceability of any Operative Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Operative Document or (ii) responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise, unless the Facility Agent is informed by the Borrower or the Guarantor in writing that specific information being provided to the Facility Agent is non-public information.

8.	Exclusion of liability

8.1	Without limiting sub-clause 8.2, the Facility Agent will not be liable for any action taken by it under or in connection with any Operative Document, unless directly caused by its gross negligence or wilful misconduct.

8.2	No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Operative Document and any officer, employee or agent of the Facility Agent may rely on this subclause. Any third party referred to in this sub-clause 8.2 may enjoy the benefit of and enforce the terms of this sub-clause 8.2.

8.3	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Operative Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

8.4	Nothing in this Agreement shall oblige the Facility Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.

9.	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the total Commitments or, if the total Commitments are then zero, to its share of the total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Facility Agent under the Operative Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to an Operative Document).

10.	Resignation of the Facility Agent

10.1	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

10.2	Alternatively the Facility Agent may resign with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and provided that, such consent shall not be required if there shall have occurred and be continuing an Event of Default) by giving notice to the Lenders, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

10.3	If the Majority Lenders have not appointed a successor Facility Agent in accordance with sub-clause 10.2 within thirty (30) days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

10.4	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Operative Documents.

10.5	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

10.6	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Operative Documents but shall remain entitled to the benefit of this Clause 10. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

10.7	With (prior to the occurrence of an Event of Default that is continuing) the consent of the Borrower (such consent not to be unreasonably withheld or delayed), the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with subclause 10.2. In this event, the Facility Agent shall resign in accordance with subclause 10.2.

11.	Confidentiality

11.1	In acting as agent for the Lenders, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

11.2	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

11.3	Notwithstanding any other provision of any Operative Document to the contrary, the Facility Agent is not obliged to disclose to any other person any confidential information or any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

12.	Relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

13.	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower, the Guarantor or the Irish Company for information supplied by it or on its behalf in connection with any Operative Document and the transactions contemplated thereby, each Lender confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Operative Document including but not limited to:

13.1	the financial condition, status and nature of the Borrower, the Guarantor or the Irish Company;

13.2	the legality, validity, effectiveness, adequacy or enforceability of any Operative Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document;

13.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Operative Document, the transactions contemplated by the Operative Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document; and

13.4	the adequacy, accuracy and/or completeness of any information provided by any Party or by any other person under or in connection with any Operative Document, the transactions contemplated by the Operative Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document.

14.	Written Directions

The Borrower shall be entitled to rely on any written direction believed by it (acting reasonably) to be given by the Facility Agent or the Security Trustee, as the case may be, as having been authorised, to the extent required by this Agreement, by all the Finance Parties.

SCHEDULE V

THE SECURITY TRUSTEE

1.	Creation of Collateral Trust

1.1	Creation of Trust

In order to secure the payment of all sums payable to the Finance Parties and the performance by the Borrower, the Parent, the Irish Company, the Guarantor or any Approved Lessor of its respective obligations to the Finance Parties under the Operative Documents and to declare the terms and conditions upon and subject to which such Secured Obligations are to be secured, each of the parties hereto (other than the Borrower) has executed and delivered this Agreement and, subject to the terms hereof, has irrevocably established, and does hereby irrevocably establish a trust (the “Collateral Trust”) for the benefit of the Finance Parties; and each such party has granted, bargained, sold and conveyed, absolutely, and by these presents does hereby grant, bargain, sell and convey, absolutely, unto the Security Trustee and to its successors in the Collateral Trust hereby created and their assigns, all of the estate, right, title and interest (if any) of such party in, to and under any and all of the Collateral pledged by the Borrower, the Guarantor or the Approved Lessors and conveyed for the benefit of the Finance Parties:

TO HAVE AND TO HOLD all and singular the Collateral, whether now owned or held or hereafter acquired, now or hereafter existing, unto the Security Trustee, its successors in the Collateral created hereby and its assigns, forever;

IN TRUST, NEVERTHELESS, for the equal and ratable benefit and security, to the extent provided herein, of the Finance Parties, without preference, priority or distinction of any one Party over any other by reason of difference in time of issuance or otherwise of the Secured Obligations, except as expressly provided herein, and for the enforcement of the payment of all other sums payable to them under this Agreement and the other Operative Documents, and the observance and performance of the provisions of this Agreement and the other Operative Documents and for the benefit of the Facility Agent and the Lenders, all as herein provided;

IT IS HEREBY COVENANTED, DECLARED AND AGREED that the Loans evidenced hereby and the other obligations of the Obligors under the Operative Documents to the Finance Parties are to be secured, and that the Collateral is to be held and disposed of by the Security Trustee, upon and subject to the provisions of this Agreement.

2.	Acceptance of Trusts

The Security Trustee hereby confirms its acceptance of the Collateral Trust and covenants and agrees to perform and observe all of its covenants and undertakings set forth in this Agreement and in the other Operative Documents, which shall govern the duties and responsibilities of the Security Trustee to the Finance Parties. The parties hereto agree that the Bank of Utah, in its capacity as Security Trustee acts hereunder solely as security trustee as herein provided and not in its individual capacity except as otherwise herein provided.

3.	Duties and Responsibilities of the Security Trustee to the Finance Parties

3.1	In the event the Security Trustee shall have knowledge of an Event of Default (which shall not have been cured), the Security Trustee shall give prompt written notice of such Event of Default to the Facility Agent. Subject to the provisions of sub-clause 3.3 (f), the Security Trustee shall take such action with respect to any Event of Default as the Security Trustee shall be instructed in writing by the Majority Lenders. If the Security Trustee shall not have received instructions as above provided within twenty (20) days after the mailing of notice of such Event of Default the Security Trustee shall, subject always to instructions received thereafter pursuant to the preceding sentence, take such action, or refrain from taking such action, but shall be under no duty to take or refrain from taking any action, with respect to such Event of Default as it shall determine advisable in the best interests of the Finance Parties and shall use the same degree of care and skill in connection therewith as a prudent person would use under the circumstances in the conduct of his or her own affairs. In the absence of actual knowledge of an officer in the “Corporate Trust Department” or its equivalent of the Security Trustee, the Security Trustee shall not be deemed to have knowledge of an Event Default unless notified in writing of such Event of Default by the Facility Agent.

3.2	Subject to the terms of sub-clauses 3.1 and 3.3(f), of this Schedule V, with respect to the Aircraft and each Operative Document, upon the written instructions at any time and from time to time of the Majority Lenders, the Security Trustee shall take such of the following actions as may be specified in such instructions: (i) give such notice or direction or exercise such right, remedy or power hereunder or under the Operative Documents as shall be specified in such instructions; and (ii) approve as satisfactory to the Security Trustee all matters expressly required by the terms hereof or thereof to be satisfactory to the Security Trustee, it being understood that without the written instructions of the Majority Lenders the Security Trustee shall not approve any such matter as satisfactory to the Security Trustee. The Security Trustee shall execute such documents as may be required under this Agreement or any other Operative Document as may be specified from time to time in written instructions of the Majority Lenders.

3.3	No provision of this Agreement shall be construed to relieve the Security Trustee from liability for the Security Trustee’s own grossly negligent action, its own grossly negligent failure to act, or its own wilful misconduct or the Security Trustee’s simple negligence in the handling of money, except that:

(a)	the duties and obligations of the Security Trustee shall be determined solely by the express provisions of this Agreement, and the Security Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Security Trustee; and

(b)	in the exercise of good faith, the Security Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Security Trustee and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Security Trustee, the Security Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement or the other Operative Documents;

(c)	the Security Trustee shall not be liable for any error of judgment made in good faith by a responsible officer of it, unless it shall be proved that the Security Trustee was grossly negligent in ascertaining the pertinent facts;

(d)	the Security Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith and without gross negligence (or simple negligence in the handling of money) in accordance with the direction in writing of the Majority Lenders, relating to the time, method and place of conducting any proceeding for any remedy available to the Security Trustee, or exercising any right or power conferred upon the Security Trustee under this Agreement, and shall not be obligated to perform any discretionary act under this Agreement without the instructions in writing of the Majority Lenders;

(e)	the Security Trustee shall not be under any obligation to exercise any rights or powers or take any other action upon the instructions of the Majority Lenders (including, without limitation, the insuring, taking care of or taking possession of the Aircraft or any Engine), and no provision of this Agreement shall require the Security Trustee to expend or risk its own funds or otherwise incur any financial liability, unless and until the Security Trustee shall have been fully indemnified by any person reasonably acceptable to the Security Trustee against all liability and expense in connection with the exercise of such right or power or the taking of such other action; and

(f)	the Security Trustee shall have a claim and lien upon, the Collateral and this Agreement and the Assigned Purchase Agreement prior to the other Finance Parties for any costs or expenses incurred by the Security Trustee acting in accordance with written instructions from Facility Agent and for which the Security Trustee shall not have been reimbursed.

3.4	Promptly upon receipt by the Security Trustee from the Borrower of the financial statements, reports and other documents to be furnished by the Borrower pursuant to this Agreement or pursuant to the other Operative Documents, if any, and of all other notices and documents to be delivered by the Obligors to the Security Trustee pursuant to the other Operative Documents, the Security Trustee shall furnish copies thereof to the Facility Agent, unless such notices and documents have previously been so provided.

4.	Certain Rights of the Security Trustee

Except as otherwise provided above:

4.1	the Security Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, trust certificate, guaranty or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

4.2	whenever in the administration of this Agreement the Security Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Security Trustee (unless other evidence be herein specifically prescribed) may, in the exercise of good faith on its part, rely on a certificate of a responsible officer of any Person;

4.3	the Security Trustee may consult with counsel, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and in reliance thereon;

4.4	the Security Trustee shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement; and

4.5	in furtherance of any trust created hereby, the other Finance Parties shall provide the Security Trustee with all such further documents as the Security Trustee may reasonably request from time to time, in order to give effect to the trust created hereby.

5.	Application of Debt Service and Other Payment

To the extent received and subject to Clause 6 (Funds May Be Held by Security Trustee) of this Schedule V, the Security Trustee covenants and agrees to apply all payments received by it under this Agreement and the other Operative Documents when and as the same shall be received in the order of priorities specified in Clause 5.4 (Distribution of Funds Received) of this Agreement.

6.	Funds May Be Held by Security Trustee

Any monies, proceeds from any Collateral, until at any time paid to or property held by the Security Trustee as part of the Collateral Trust, paid out by the Security Trustee as herein provided, may be carried by the Security Trustee on deposit with itself, and the Security Trustee shall (unless an Event of Default shall have occurred and be continuing) account to the Borrower for interest upon any such monies so held at LIBOR or shall invest such monies in such manner as the Security Trustee and the Borrower may agree.

7.	Security Trustee Not Liable for Delivery Delays or Defects in the Aircraft or Title or any Operative Document; May Perform Duties By other Finance Parties; Reimbursement of Expenses; Holding of the Operative Documents; Monies Held in Trust

7.1	Except as otherwise provided in Clause 3 (Duties and Responsibilities of the Security Trustee) of this Schedule V above, the Security Trustee shall not be liable to any Person for any delay in the delivery of the Aircraft, or for any default on the part of Airbus or the Borrower, or for any defect in the Aircraft or in the title thereto or any Operative Document, nor shall anything herein be construed as a warranty on the part of the Security Trustee in respect thereof or as a representation on the part of the Security Trustee in respect of the value thereof, or in respect of the title thereto or adequacy thereof, except to the extent provided in sub-clause 7.2 of this Schedule V.

7.2	Except as otherwise provided in Clause 3 of this Schedule V (Duties and Responsibilities of the Security Trustee) above, the Security Trustee may perform its powers and duties hereunder by or through such attorneys, agents and servants as it shall appoint, and shall be answerable for only its own acts, gross negligence, wilful misconduct (or mere negligence in the handling of money), and not for the default or misconduct of any attorney, agent or servant appointed by it with due care. The Security Trustee shall not be responsible in any way for the recitals herein contained or for the execution or validity of this Agreement or any other Operative Document.

7.3	Subject to any limitations set forth in a Fee Letter, the Security Trustee shall be entitled to receive payment of its reasonable expenses and disbursements hereunder (except expenses and disbursements incurred pursuant to sub-clause 9.1 of this Schedule V but including its expenses and disbursements in connection with the enforcement of its rights as Security Trustee for the relevant Collateral, in enforcing remedies hereunder, under the Agreement or under the other Operative Documents, or in collecting upon, maintaining, refurbishing or preparing for sale any portion of the Collateral) and to receive compensation for all services rendered by it in performing its duties in accordance with the terms of this Agreement. All such fees, expenses and disbursements shall be paid by the Borrower (unless paid by the Guarantor) in accordance with the relevant Fee Letter.

7.4	Any monies or proceeds from any Collateral at any time held by the Security Trustee hereunder or any other Operative Document shall, until paid out by the Security Trustee as herein provided, be held by it in trust as herein provided for the benefit of the Finance Parties.

8.	Successor Security Trustee

8.1	Persons Eligible for Appointment as Security Trustee

There shall at all times be a Security Trustee hereunder, which shall be a corporation having a combined capital and surplus of at least one hundred million dollars ($100,000,000), and which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Clause 8.1, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Security Trustee shall cease to be eligible in accordance with the provisions of this Clause 8.1, the Security Trustee shall resign immediately in the manner and with the effect specified in Clause 9 (Resignation and Removal; Appointment of Successor Security Trustee) of this Schedule V below.

9.	Resignation and Removal; Appointment of Successor Security Trustee

9.1	The Security Trustee may at any time resign by giving written notice of resignation to the Facility Agent, with a copy to the Borrower and the Facility Agent shall promptly notify the Lenders thereof. Upon receipt by the Lenders of such written notice of resignation, the Lenders shall promptly appoint a successor agent, by written instrument, which successor shall be reasonably acceptable to the Borrower so long as no Event of Default shall have occurred and be continuing, in which case, one copy of which instrument shall be delivered to the Security Trustee so resigning, one copy to the successor agent and one copy to each of the Finance Parties. If no successor agent shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning agent may petition any court of competent jurisdiction for the appointment of a successor agent, or the Finance Parties may petition any such court for the appointment of a successor agent. Such court may thereupon, after such notice, if any, as it may deem proper, prescribe and appoint a successor agent reasonably acceptable to Facility Agent.

9.2	With the consent of the Borrower (such consent not to be unreasonably withheld or delayed), the Majority Lenders may, by notice to the Security Trustee, require it to resign in accordance with Clause 9.1 of this Schedule V. In this event, the Security Trustee shall resign in accordance with Clause 9.1 of this Schedule V.

9.3	Any resignation or removal of the Security Trustee and appointment of a successor trustee pursuant to any of the provisions of this Clause 9 shall become effective upon acceptance of appointment by the successor trustee as provided in Clause 10 of this Schedule V (Acceptance of Appointment by Successor Security Trustee) below.

10.	Acceptance of Appointment by Successor Security Trustee

Any successor trustee appointed as provided in Clause 9 of this Schedule V (Resignation and Removal; Appointment of Successor Security Trustee) above shall execute, acknowledge and deliver to the relevant beneficiaries, and to its predecessor agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the title, rights, powers, duties and obligations of its predecessor hereunder and under the Operative Documents to which its predecessor was a party, with like effect as if originally named as the “Security Trustee” herein and therein, and every provision hereof or thereof applicable to the retiring trustee shall apply to such successor trustee with like effect as if such successor trustee had been originally named herein and therein in the place and instead of the Security Trustee; but nevertheless, on the written request of a Finance Party, or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall transfer and deliver to such successor all monies, if any, the Aircraft, the Collateral, the Operative Documents and other property held by the trustee so ceasing to act, shall execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act, and shall execute and deliver such instruments of transfer as may be reasonably requested by such successor trustee or required by any applicable law. Upon request of any such successor trustee, the relevant beneficiary shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers and recognizing the transfer of title as aforesaid, and shall do and perform any and all acts necessary to establish and maintain the title and rights of the successor trustee in and to the Aircraft, the Collateral, the Operative Documents and other property in the Collateral. Any trustee ceasing to act shall, nevertheless, retain a Security Interest upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Clause 7 of this Schedule V (Security Trustee Not Liable for Delivery Delays or Defects in the Aircraft or Title or any Operative Document; May Perform Duties by other Finance Parties; Reimbursement of Expenses; Holding of the Operative Documents; Monies held in Trust). No successor trustee shall accept appointment as provided in this Clause 10 of this Schedule V (Acceptance of Appointment by Successor Security Trustee) unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Clause 8.1 of this Schedule V (Persons Eligible for Appointment as Security Trustee). Upon acceptance of appointment by a successor trustee as provided in this Clause 10 of this Schedule V such successor trustee shall mail notice of the succession of such trustee hereunder to the Finance Parties.

11.	Merger or Consolidation of Security Trustee

Any corporation into which the Security Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger or conversion or consolidation to which the Security Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Security Trustee, shall be the successor of the Security Trustee hereunder, provided such corporation shall be eligible under the provisions of Clause 8.1 of this Schedule V (Persons Eligible for Appointment as Security Trustee), without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

12.	Appointment of Additional and Separate Security Trustees

If at any time or times the Security Trustee shall deem it necessary or prudent in order to conform to any law of any jurisdiction in which the Aircraft, the Collateral or any Operative Document shall be situated or in which any of the same is expected to be enforced, or the Security Trustee shall be advised by counsel that it is so necessary or prudent in the interest of the beneficiaries or the beneficiaries shall in writing so request the Security Trustee, the Security Trustee shall execute and deliver an agreement supplemental hereto and all other instruments and agreements necessary or proper to constitute another bank or trust company or one or more persons approved by the Security Trustee, the Facility Agent and, while no Default is continuing, the Borrower (such consent not to be unreasonably withheld or delayed) which is a reputable financial institution either to act as additional trustee or trustees of the Aircraft, the Collateral or the Operative Documents, jointly with the Security Trustee originally named herein or any successor or successors, or to act as separate agent or agents of the Aircraft, the Collateral or the Operative Documents, in any such case with such powers as may be provided in such supplemental agreement, and to vest in such bank, trust company or Person as such additional agent or separate agent, as the case may be, any property, title, right or power of the Security Trustee deemed necessary or advisable, subject to the remaining provisions of this sub-clause. The Security Trustee may execute, deliver and perform any deed, conveyance, assignment or other instrument in writing as may be required by any additional agent or separate agent for more fully and certainly vesting in and confirming to it or him any property, title, right or powers which by the terms of such supplemental agreement are expressed to be conveyed or conferred to or upon such additional agent or separate agent. Every additional agent and separate agent hereunder shall, to the extent permitted by law, be appointed and act as and be such, and the Security Trustee and its successors as the Security Trustee shall act as and be such, subject to the following provisions and conditions:

12.1	all powers, duties, obligations and rights conferred upon the Security Trustee in respect of the receipt, custody and payment of monies shall be exercised solely by the Security Trustee or its successor as Security Trustee;

12.2	all other rights, powers, duties and obligations conferred or imposed upon the Security Trustee shall be conferred or imposed upon and exercised or performed by the Security Trustee or its successor as Security Trustee and such additional agent or agents and separate agent or agents jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Security Trustee or its successor as Security Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Aircraft in any such jurisdiction) shall be exercised and performed by such additional agent or agents or separate agent or agents;

12.3	no power hereby given to, or which it is hereby provided may be exercised by, any such additional agent or separate agent shall be exercised hereunder by such additional agent or separate agent except jointly with, or with the consent of, the Security Trustee or its successor as Security Trustee, anything herein contained to the contrary notwithstanding; and

12.4	no agent hereunder shall be personally liable by reason of any act or omission of any other agent hereunder.

If at any time the Security Trustee shall deem it no longer necessary or prudent in order to conform to any such law or shall be advised by such counsel that it is no longer so necessary or prudent in the interest of the Finance Parties then the Facility Agent shall in writing so request the Security Trustee, and the Security Trustee shall execute and deliver all instruments and agreements necessary or proper to remove any additional agent or separate agent. Any additional agent or separate agent may at any time by an instrument in writing constitute the Security Trustee his agent or attorney-in-fact, with full power and authority, to the extent which may be authorized by law, to do all acts and things and exercise all discretion which he is authorized or permitted to do or exercise, for and in his behalf and in his name. In case any such additional agent or separate agent shall die, become incapable of acting, resign or be removed, all the assets, property, rights, powers, trusts, duties and obligations of such additional agent or separate agent, as the case may be, so far as permitted by law, shall vest in and be exercised by the Security Trustee, without the appointment of a new successor to such additional agent or separate agent, unless and until a successor is appointed in the manner hereinbefore provided. Any request, approval or consent in writing by the Security Trustee to any additional agent or separate agent shall be sufficient warrant to such additional agent or separate agent, as the case may be, to take such action as may be so requested, approved or consented to. Each additional agent and separate agent appointed pursuant to this Clause 12 (Appointment of Additional and Separate Security Trustees) shall be subject to, and shall have the benefit of, Clause 3 of this Schedule V (Duties and Responsibilities of the Security Trustee to the Finance Parties) and Clause 4 of this Schedule V (Certain Rights of the Security Trustee).

13.	Termination of the Collateral Trust

The Collateral Trust created hereby shall terminate and be of no further force or effect upon the earlier of the payment in full of all sums due and payable to the Security Trustee, the Lenders and the Facility Agent under any Operative Document, and the distribution of all amounts distributable hereunder and under the priorities set forth in this Agreement by the Security Trustee, provided that at such time the Borrower shall have fully, complied with all of the terms of this Agreement and the other Operative Documents, and the Borrower shall have fully, complied with the other Operative Documents, or a period of twenty one (21) years after the death of the last survivor of the issue of George H. Bush, the former President of the United States, who were living on the date of execution of this Agreement (or such longer period as may be permitted by applicable law); otherwise this Agreement and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

14.	Dealing with Parties

The Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking activities or other business with any party to the Operative Documents and any Affiliate of such party.

SCHEDULE VI

LIST OF BFE

In respect of Aircraft with delivery rank number 1:

COMMODITY	QTY	Price U.S.$
SEATS
SEATS-NRE		180,536
SEATS-B/C & E/C		2,704,415
GALLEYS/STOWAGES/DOGHOUSES
NRE		251,700
GALLEYS/STOWAGES/DOGHOUSES/FREIGHT		1,271,753
GALLEY INSERTS
Refrigerator Unit	1	31,890
Espresso Maker	1	14,427
Beverage Maker	8	6,906
Beverage Maker Rail	8	1,033
Beverage Decanter	8	—
Mounting Rail	10	1,300
Water Boiler	4	7,017
Steam Oven A	10	14,835
Steam Oven B	4	16,907
Oven Rack A	10	—
Oven Rack B	4	—
Oven Tray A	80	—
Oven Tray B	32	—
Bun Warmer	1	5,265
Bun Warmer Basket	1	151
Meal Cart - Full	30	730
Meal Cart - 1/2	4	580
Waste Cart - Full	4	740
Waste Cart Bin	4	145
Trash Compactor	0	—
Standard Unit	67	90
Ice Container	0	—
GALLEY CHILLER	5	50,884
IFE
IFE - NRE		—
IFE - SEATS		2,493,676
IFE - VCC		125,631
IFE - AIRFRAME		1,399,948

TOTAL		8,580,559

In respect of Aircraft with delivery rank number 4:

COMMODITY	QTY	Price U.S.$
SEATS & OTHER BFE		5,000,000

SUBTOTAL		5,000,000

In respect of Aircraft with delivery rank number 5:

COMMODITY	QTY	Price U.S.$
SEATS & OTHER BFE		5,000,000

SUBTOTAL		5,000,000

In respect of Aircraft with delivery rank number 6:

COMMODITY	QTY	Price U.S.$
SEATS & OTHER BFE		5,000,000

SUBTOTAL		5,000,000

In respect of Aircraft with delivery rank number 11:

COMMODITY	QTY	Price U.S.$
SEATS & OTHER BFE		5,000,000

SUBTOTAL		5,000,000

In respect of Aircraft with delivery rank number 12:

COMMODITY	QTY	Price U.S.$
SEATS & OTHER BFE		5,000,000

SUBTOTAL		5,000,000

In respect of Aircraft with delivery rank number 13:

COMMODITY	QTY	Price U.S.$
SEATS & OTHER BFE		5,000,000

SUBTOTAL		5,000,000

In respect of Aircraft with delivery rank number 14:

COMMODITY	QTY	Price U.S.$
SEATS & OTHER BFE		5,000,000

SUBTOTAL		5,000,000

EXHIBIT A-1

FUNDING NOTICE

            , 20

Citibank, N.A.

Re:	Predelivery Deposit Payment Financing for A330 PDP-2 Limited

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of September 26, 2012 and amended and restated as of             2013 (the “Credit Agreement”; capitalized terms used herein without definition shall have the definitions specified in the Credit Agreement) entered into among A330 PDP-2 Limited, as borrower (the “Borrower”), the institutions listed on Schedule I thereto, as lenders (the “Lenders”), Bank of Utah, not in its individual capacity but solely as Security Trustee and Citibank, N.A. as facility agent.

1.	Pursuant to Clause 2.4(a) of the Credit Agreement, Borrower hereby requests a [New Loan][Redrawn Loan] in accordance with the following parameters:

(1)	Aircraft Number: [1/2/3/4]

(2)	Borrowing Date:

(3)	Loan: $

(4)	Cash Contribution: $

2.	The Borrower confirms that all Cash Contributions for the Aircraft the subject of this Loan have been made or will be made by the Borrowing Date.

3.	Please distribute the proceeds of the [New Loan]/[Redrawn Loan] as follows: [Insert payment instructions]

4.	Borrower hereby confirms that the representations and warranties of the Borrower in clause 7 of the Credit Agreement are true and accurate on the date hereof as though made on the date hereof except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date).

5.	In consideration of the Lenders making their funds available on the Borrowing Date specified in this Funding Notice, in the event that the Loan does not take place on the Borrowing Date specified in this Funding Notice or in the event the Loan takes place on any Delayed Borrowing Date, the Borrower shall compensate the Lenders for their net loss on such funds, including any Break Amounts, by paying the Lenders interest on the aggregate amount thereof (calculated on the basis of a 360-day year and actual days elapsed) at a rate equal to the Lenders’ cost of funds plus the Applicable Margin for the period from and including the Amendment Effective Date specified in this Funding Notice to but excluding the earlier of (x) the Business Day on which the Borrowing Date shall actually occur, (y) the Business Day on which the Borrower shall notify the Lenders that the Borrowing will not occur prior to the Delayed Borrowing Date (if such notice is given prior to 11:00 a.m. (New York time) or if later, until the Business Day subsequent to such notice date), or (z) the Delayed Borrowing Date.

The terms and provisions of this Funding Notice shall be binding upon and inure to the benefit of the Lenders and the Borrower and their successors and assigns.

This Funding Notice shall be governed by the internal laws of the State of New York.

Very truly yours,

A330 PDP-2 LIMITED

By:
Name:
Title:

EXHIBIT A-2

FUNDING SUBSTITUTION NOTICE

            , 20

Citibank, N.A.

Re:	Predelivery Deposit Payment Financing for A330 PDP-2 Limited

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of September 26, 2012 and amended and restated on             2013 (the “Credit Agreement”; capitalized terms used herein without definition shall have the definitions specified in the Credit Agreement) entered into among A330 PDP-2 Limited, as borrower (the “Borrower”), the institutions listed on Schedule I thereto, as lenders (the “Lenders”), Bank of Utah, not in its individual capacity but solely as Security Trustee and Citibank, N.A. as facility agent.

1.	Pursuant to clause 2.6 of the Credit Agreement, Borrower hereby requests a substitution of an Aircraft with a Replacement Aircraft in accordance with the following parameters, which the Borrower certifies are true and accurate in all respects:

(1)	Aircraft Number to be replaced: [1/2/3/4]

(2)	Replacement Aircraft :

(3)	Funding Substitution Date:

(3)	Loan outstanding in relation to Aircraft [1/2/3/4] prior to Funding Substitution Date: $

(4)	Prepayment due pursuant to Clause 2.8 of the Credit Agreement: $

(5)	Eligible Funding Substitution Prepayment: $

2.	The Borrower confirms that all Cash Contributions for the Aircraft the subject of this Loan have been made or will be made by the Funding Substitution Date.

3.	Borrower hereby confirms that the representations and warranties of the Borrower in clause 7 of the Credit Agreement are true and accurate on the date hereof as though made on the date hereof except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date).

The terms and provisions of this Funding Substitution Notice shall be binding upon and inure to the benefit of the Lenders and the Borrower and their successors and assigns.

This Funding Substitution Notice shall be governed by the internal laws of the State of New York.

Very truly yours,

A330 PDP-2 LIMITED

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT dated as of             ,         between                     (the “Assignee”) and                     (the “Assignor”).

RECITALS

WHEREAS, the Assignor is the holder of the Loan Certificate No.     dated as of             ,         (the “Assignor’s Loan Certificate”) issued under the Credit Agreement, dated as of September 26, 2012 and amended and restated as of             2013 (the “Credit Agreement”) among A330 PDP-2 Limited (“Borrower”), the Lenders party thereto, Bank of Utah, not in its individual capacity but solely, as Security Trustee and Citibank, N.A. as Facility Agent (the “Facility Agent”);

WHEREAS, the Assignor proposes to assign to the Assignee $        of the $        Assignor’s Loan Certificate and a pro rata portion of all of the rights and obligations of the Assignor under the Credit Agreement and the other Operative Documents (as defined below) in respect thereof, on the terms and subject to the conditions specified herein, and the Assignee proposes to accept the assignment of such rights and obligations from the Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.	Definitions

Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

2.	Assignment

(a)	On , (the “Amendment Effective Date”), and on the terms and subject to the conditions specified herein, the Assignor will sell, assign and transfer to the Assignee, without recourse to or representation, express or implied, by the Assignor (except as expressly specified in Paragraph 5 hereof), a $ portion of the Assignor’s Loan Certificate and a pro rata portion of the rights and obligations of the Assignor under the Credit Agreement and the other Operative Documents in respect thereof (but not with respect to any indemnity or other claim, interest thereon at the Past Due Rate and breakage amounts, if any, accrued and unpaid as of the Amendment Effective Date or thereafter payable to the Assignor in respect of the period prior to the Amendment Effective Date), and the Assignee shall accept such assignment from the Assignor and assume all of the obligations of the Assignor accruing from and after the Amendment Effective Date under the Credit Agreement and the other Operative Documents relating to the Assignor’s Loan Certificate on such terms and subject to such conditions.

(b)	Upon the satisfaction of the conditions specified in Paragraph 4, (A) the Assignee shall, on the Amendment Effective Date, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement and the other Operative Documents, and (B) the Assignor shall be released from its obligations under the Credit Agreement and the other Operative Documents accrued from and after the Amendment Effective Date, in each case to the extent such obligations have been assumed by the Assignee.

3.	Payments

As consideration for the sale, assignment and transfer contemplated in Paragraph 2 hereof, the Assignee shall pay to the Assignor, on the Amendment Effective Date, in lawful currency of the United States and in immediately available funds, to the account specified below its signature on the signature pages hereof, an amount equal to $        .

4.	Conditions

This Assignment Agreement shall be effective upon the due execution and delivery of this Assignment Agreement by the Assignor and the Assignee and the effectiveness of the assignment contemplated by Paragraph 2 hereof is subject to:

(a)	the receipt by the Assignor of the payment provided for in Paragraph 3;

(b)	the delivery to the Facility Agent of the Assignor’s Loan Certificate, duly endorsed for [partial] transfer to the Assignee, together with a request in the form attached hereto as Exhibit A that a new Loan Certificate be issued to the Assignee and Assignor; and

(c)	the notification by the Assignee to the Borrower of its identity and of the country of which the Assignee is a resident for tax purposes.

5.	Representations and Warranties of the Assignor

The Assignor represents and warrants as follows:

(a)	the Assignor has full power and authority, and has taken all action necessary to execute and deliver this Assignment Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment Agreement, and no governmental authorizations or other authorizations are required in connection therewith;

(b)	the Assignor’s interest in the Assignor’s Loan Certificate is free and clear of any and all Liens created by or through the Assignor;

(c)	this Assignment Agreement constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms; and

(d)	the Assignor has received no written notice of any Default having occurred and continuing on the date of execution hereof.

6.	Representations and Warranties of the Assignee

The Assignee hereby represents and warrants to the Assignor and Borrower that:

(a)	the Assignee has full power and authority, and has taken all action necessary to execute and deliver this Assignment Agreement and any and all other documents required or permitted to be executed or delivered by it in connection with this Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment Agreement, and no governmental authorizations or other authorizations are required in connection therewith;

(b)	this Assignment Agreement constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms; and

(c)	the Assignee has fully reviewed the terms of the Operative Documents and has independently and without reliance upon the Assignor and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement.

7.	Further Assurances

The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment Agreement.

8.	Governing Law

This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

9.	Notices

All communications between the parties or notices in connection herewith shall be in writing, hand-delivered or sent by ordinary mail or facsimile, addressed as specified on the signature pages hereof. All such communications and notices shall be effective upon receipt.

10.	Binding Effect

This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.	Integration of Terms

This Assignment Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and other writings with respect to the subject matter hereof.

12.	Counterparts

This Assignment Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNEE]

By:
Name:
Title:

Address for Notices:

Wire Instructions:

[ASSIGNOR]

By:
Name:
Title:

Address for Notices:

Wire Instructions:

EXHIBIT C

FORM OF LOAN CERTIFICATE

A330 PDP-2 LIMITED

LOAN CERTIFICATE

No.	New York, New York

$	[Amendment Effective Date]

A330 PDP-2 Limited (the “Borrower”) hereby promises to pay to                     (the “Lender”), or registered transferees, the principal sum of                     ($        ), or, if less, the aggregate unpaid principal amount of all Loans made by Lender to Borrower pursuant to that certain Credit Agreement dated as of September 26, 2012 and amended and restated as of             2013 among the Borrower, Bank of Utah not in it individual capacity but solely as security trustee as Security Trustee and Citibank, N.A., as Facility Agent (the “Facility Agent”) and certain lenders named therein, payable in full on the final Termination Date, together with interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until such principal amount is paid in full. The Interest Periods for the Loans evidenced by this note (and the Applicable Rate) can vary in accordance with the definition of Interest Period in the Credit Agreement. Interest shall accrue with respect to each Interest Period at the Applicable Rate in effect for such Interest Period and shall be payable in arrears on each Interest Payment Date and on the date this Loan Certificate is paid in full. This Loan Certificate shall bear interest at the Past Due Rate on any principal hereof, and, to the extent permitted by applicable law, interest and other amounts due hereunder, not paid when due (whether at stated maturity, by acceleration or otherwise), for any period during which the same shall be overdue, payable on demand by the Lender.

Interest shall be payable with respect to the first but not the last day of each Interest Period and shall be payable from (and including) the date of a Loan or the immediately preceding Interest Payment Date, as the case may be, to (and excluding) the next succeeding Interest Payment Date. Interest shall be calculated on the basis of a year of 360 days and actual number of days elapsed. If any sum payable hereunder falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day.

Borrower hereby acknowledges and agrees that this note is one of the Loan Certificates referred to in, evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement including, without limitation, the repayment in full of the Loans made in respect of an Aircraft upon the Delivery Date of such Aircraft. The Credit Agreement, to which reference is hereby explicitly made, sets forth said terms and provisions, including those under which this Loan Certificate may or must be paid prior to its due date or may have its due date accelerated.

All payments of principal, Break Amount, if any, and interest and other amounts to be made to the Lender or under the Credit Agreement, that certain Mortgage and Security Agreement dated as of September 26, 2012 and amended and restated on             2013 (as amended or supplemented from time to time, the “Mortgage”) between the Borrower and the Security Trustee, shall be made in accordance with the terms of the Credit Agreement and the Mortgage.

Principal and interest and other amounts due hereon shall be payable in Dollars in immediately available funds prior to 12:00 noon, New York time, on the due date thereof, to the Facility Agent and the Facility Agent shall, subject to the terms and conditions of the Credit Agreement and the Mortgage, remit all such amounts so received by it to the Lender in accordance with the terms of the Credit Agreement and the Mortgage at such account or accounts at such financial institution or institutions situated in New York as the Lender hereof shall have designated to the Facility Agent in writing, in immediately available funds. In the event the Facility Agent shall fail to make any such payment as provided in the immediately foregoing sentence after its receipt of funds at the place and prior to the time specified above, the Facility Agent agrees to compensate the Lender hereof for loss of use of funds in a commercially reasonable manner. All such payments by the Borrower and the Facility Agent shall be made free and clear of and without reduction for or on account of all wire or other like charges.

The Lender, by its acceptance of this Loan Certificate, agrees that, except as otherwise expressly provided in the Credit Agreement or the Mortgage, each payment received by it in respect hereof shall be applied, first, to the payment of any amount (other than the principal of or interest on this Loan Certificate) due in respect of this Loan Certificate, second, to the payment of interest hereon (as well as any interest on overdue principal and, to the extent permitted by law, interest and other amounts payable hereunder) due and payable hereunder, third, to the payment of the principal of this Loan Certificate then due, fourth, the balance, if any, remaining thereafter, to the payment of the principal of this Loan Certificate remaining unpaid, and fifth, in the manner specified in clause “fifth” of clause 5.4(e) of the Credit Agreement.

This Loan Certificate is one of the Loan Certificates referred to in, and issued pursuant to, the Credit Agreement and the Mortgage. The Collateral is held by the Security Trustee as security, in part, for the Loan Certificates. Reference is hereby made to the Credit Agreement and the Mortgage for a statement of the rights and obligations of the Lender, and the nature and extent of the security for this Loan Certificate and of the rights and obligations of the other Lenders, and the nature and extent of the security for the other Loan Certificates, as well as for a statement of the terms and conditions of the trusts created by the Mortgage, to all of which terms and conditions in the Credit Agreement and the Mortgage each Lender agrees by its acceptance of this Loan Certificate.

There shall be maintained a Certificate Register for the purpose of registering transfers and exchanges of Loan Certificates at the office of the Facility Agent specified in the Credit Agreement or at the office of any successor Facility agent in the manner provided in clause 5.6 of the Credit Agreement. As provided in the Credit Agreement and the Mortgage and subject to certain limitations specified therein, this Loan Certificate or any interest herein may, subject to the next following paragraph, be assigned or transferred, and the Loan Certificates are exchangeable for a like aggregate original principal amount of Loan Certificates of any authorized denomination, as requested by the Lender surrendering the same.

Prior to the due presentment for registration or transfer of this Loan Certificate, the Borrower and the Facility Agent shall deem and treat the person in whose name this Loan Certificate is registered on the Certificate Register as the absolute owner of this Loan Certificate and the

Lender for the purpose of receiving payment of all amounts payable with respect to this Loan Certificate and for all other purposes whether or not this Loan Certificate is overdue, and neither the Borrower nor the Facility Agent shall be affected by notice to the contrary.

This Loan Certificate is subject to prepayment as permitted by clauses 5.9 and 5.10 of the Credit Agreement and to acceleration by the Facility Agent as provided in clause 5 of the Mortgage, and the Lender, by its acceptance of this Loan Certificate, agrees to be bound by said provisions.

Terms defined in the Credit Agreement and in the Mortgage have the same meaning when used in this Loan Certificate.

This Loan Certificate shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, the Borrower has caused this Loan Certificate to be executed in its corporate name by its officer thereunto duly authorized, as of the date hereof.

A330 PDP-2 LIMITED

By:
Name:
Title:

ANNEX A

Definitions

For all purposes of the Credit Agreement and the Mortgage and Security Agreement the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time in accordance with the applicable provisions thereof and of the other Operative Documents. Unless otherwise specified, Section references are to Sections of the Credit Agreement or the Mortgage.

“Accounts” means any bank accounts, deposit accounts or other accounts in the name of the Borrower.

“Advance” means each Purchase Price Installment (as defined in the Assigned Purchase Agreement) payable by or on behalf of the Borrower in respect of each Aircraft in accordance with the terms of the Assigned Purchase Agreement which, as of the Amendment Effective Date, is in the amount and payable on the date specified in Schedule III to the Credit Agreement.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or under common control with, such Person. The term “control” means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means collectively the “Security Trustee” and the “Facility Agent” (each an “Agent”).

“Airbus” means Airbus S.A.S., in its capacity as manufacturer of the Aircraft, and its successors and assigns.

“Airbus Purchase Agreement” means the A330-300 Freighter Purchase Agreement dated as of May 30, 2007 between Airbus and Intrepid as amended and supplemented from time to time, to the extent related to the Aircraft and as the same may be further amended and supplemented from time to time.

“Aircraft” means any or all as the context may require, of the Initial Aircraft or any Replacement Aircraft for any of them but, in each case, only so long as there is an Advance (or any other amount) or a Commitment outstanding in respect of such Aircraft.

“Aircraft 1” means the A330-300 aircraft with delivery rank no. 1 as more specifically described in Schedule III to the Credit Agreement including (i) the relevant Airframe, (ii) the Engines attached thereto and where the context admits (iii) the Manuals and Technical Records.

“Aircraft 1 Approved Lessor” means the Irish Company.

“Aircraft 1 Facility Amount” means the aggregate amount specified as the Aircraft 1 Facility Amount in Schedule II to the Credit Agreement, or such lesser amount as specified in Schedule III to the Credit Agreement, as cancelled or reduced by the Borrower under Section 3.4 of the Credit Agreement.

“Aircraft 1 Lease Security Assignment” means the lease security assignment entered into or to be entered into, as the context may require, between the Aircraft 1 Approved Lessor and the Security Trustee.

“Aircraft 1 Maximum Commitment” means with respect to each Lender, such Lender’s Aircraft 1 Participation Percentage multiplied by the Aircraft 1 Facility Amount, as cancelled or reduced under Section 3.4 of the Credit Agreement.

“Aircraft 1 Participation Percentage” means in respect of each Lender, the percentage set forth for such Lender on Schedule II to the Credit Agreement.

“Aircraft 2” means the A330-300 aircraft with delivery rank no. 4 as more specifically described in Schedule III to the Credit Agreement including (i) the Airframe, (ii) the Engines attached thereto and where the context admits (iii) the Manuals and Technical Records

“Aircraft 2 Approved Lessor” means Intrepid Aircraft Leasing LLC.

“Aircraft 2 Facility Amount” means the aggregate amount specified as the Aircraft 2 Facility Amount in Schedule II to the Credit Agreement, or such lesser amount as specified in Schedule III to the Credit Agreement, as cancelled or reduced by the Borrower under Section 3.4 of the Credit Agreement.

“Aircraft 2 Lease Security Assignment” means the lease security assignment entered into or to be entered into, as the context may require, between the Aircraft 2 Approved Lessor and the Security Trustee.

“Aircraft 2 Maximum Commitment” means with respect to each Lender, such Lender’s Aircraft 2 Participation Percentage multiplied by the Aircraft 2 Facility Amount, as cancelled or reduced under Section 3.4 of the Credit Agreement.

“Aircraft 2 Participation Percentage” means in respect of each Lender, the percentage set forth for such Lender on Schedule II Part B to the Credit Agreement.

“Aircraft 3” means the A330-300 aircraft with delivery rank no. 5 as more specifically described in Schedule III to the Credit Agreement including (i) the relevant Airframe, (ii) the Engines attached thereto and where the context admits (iii) the Manuals and Technical Records.

“Aircraft 3 Approved Lessor” means Intrepid Aircraft Leasing LLC.

“Aircraft 3 Facility Amount” means the aggregate amount specified as the Aircraft 3 Facility Amount in Schedule II to the Credit Agreement, or such lesser amount as specified in Schedule III to the Credit Agreement, as cancelled or reduced by the Borrower under Section 3.4 of the Credit Agreement.

“Aircraft 3 Lease Security Assignment” means the lease security assignment entered into or to be entered into, as the context may require, between the Aircraft 3 Approved Lessor and the Security Trustee.

“Aircraft 3 Maximum Commitment” means with respect to each Lender, such Lender’s Aircraft 3 Participation Percentage multiplied by the Aircraft 3 Facility Amount, as cancelled or reduced under Section 3.4 of the Credit Agreement.

“Aircraft 3 Participation Percentage” means in respect of each Lender, the percentage set forth for such Lender on Schedule II to the Credit Agreement.

“Aircraft 4” means the A330-300 aircraft with delivery rank no. 6 as more specifically described in Schedule III to the Credit Agreement including (i) the relevant Airframe, (ii) the Engines attached thereto and where the context admits (iii) the Manuals and Technical Records.

“Aircraft 4 Approved Lessor” means CAIL A330-6 Limited.

“Aircraft 4 Facility Amount” means the aggregate amount specified as the Aircraft 4 Facility Amount in Schedule II to the Credit Agreement, or such lesser amount as specified in Schedule III to the Credit Agreement, as cancelled or reduced by the Borrower under Section 3.4 of the Credit Agreement.

“Aircraft 4 Lease Security Assignment” means the lease security assignment entered into or to be entered into, as the context may require, between the Aircraft 4 Approved Lessor and the Security Trustee.

“Aircraft 4 Maximum Commitment” means with respect to each Lender, such Lender’s Aircraft 4 Participation Percentage multiplied by the Aircraft 4 Facility Amount, as cancelled or reduced under Section 3.4 of the Credit Agreement.

“Aircraft 4 Participation Percentage” means in respect of each Lender, the percentage set forth for such Lender on Schedule II Part A to the Credit Agreement.

“Airframe” means each of the four (4) Airbus, A330-300 aircraft, as described in Schedule III of the Credit Agreement (excluding the Engines) or any Replacement Airframe from time to time, in each case together with any and all Parts incorporated in, installed on or attached to such airframes on the respective Delivery Date therefor.

“Amendment Effective Date” has the meaning specified immediately before Clause 1 of the Credit Agreement.

“Amendment No.1 to the Rolls-Royce Engine Financier Agreement” means the Amendment No.1 to the Rolls-Royce Engine Financier Agreement dated the Amendment Effective Date and entered into between Rolls-Royce, the Borrower and the Security Trustee.

“Amendment No.1 to Option Agreement” means the Amendment No.1 to Option Agreement dated the Amendment Effective Date and entered into between the Irish Company and the Borrower.

“Amendment No.1 to Step-In Agreement” means the Amendment No.1 to Step-in Agreement dated the Amendment Effective Date and entered into between Airbus, the Borrower and the Security Trustee.

“Applicable Margin” means 4.00% per annum.

“Applicable Rate” means, for any Interest Period, (a) a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin, or (b) if a Market Disruption Event is continuing, a rate determined in accordance with Section 5.14 of the Credit Agreement.

“Approved Lease” means (i) in respect of Aircraft 1, the lease agreement dated as of March 12, 2012 between the Aircraft 1 Approved Lessor as lessor and Sichuan Airlines Co., Ltd., as lessee; (ii) in respect of Aircraft 2, the lease agreement dated as of June 15, 2012 between the Aircraft 2 Approved Lessor as lessor and Skymark Airlines Inc.as lessee, (iii) in respect of Aircraft 3, the lease agreement dated June 15, 2012 between the Aircraft 3 Approved Lessor as lessor and Skymark Airlines Inc. as lessee, (iv) in respect of Aircraft 4, the lease agreement dated October 29, 2012 between the Aircraft 4 Approved Lessor as lessor and Asiana Airlines Inc as lessee; and (v) in relation to any Replacement Aircraft, a lease between a lessor and an Approved Lessee (or if not an Approved Lessee, by another airline approved by the Lenders acting reasonably prior to completion of the relevant Funding Substitution Event) (collectively the “Approved Leases”).

“Approved Lessees” means each of Asiana Airlines, Sichuan Airlines Co., Ltd., Skymark Airlines Inc., Cebu Pacific, El Al, Hainan Airlines and Shenzen Airlines.

“Approved Lessors” means each of the Aircraft 1 Approved Lessor, the Aircraft 2 Approved Lessor, the Aircraft 3 Approved Lessor and the Aircraft 4 Approved Lessor (each an “Approved Lessor”).

“Assigned Purchase Agreement” means the Airbus Purchase Agreement as assigned and transferred to the Borrower and amended and restated in the terms set forth in Schedule 3 to the Second Assignment and Assumption Agreement, as of the Amendment Effective Date.

“Assignment and Assumption Agreement” means, collectively, the First Assignment and Assumption Agreement and the Second Assignment and Assumption Agreement.

“Associated Rights” is defined in the Cape Town Convention.

“Basel II” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III).

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010 in the form existing on the date of the Mortgage or any other applicable law or regulation implementing such paper (whether such implementation, application or compliance is by a Governmental Entity, any Lender or holding company of a Lender).

“Borrower” means A330 PDP-2 Limited, a Cayman Islands exempted company, and its successors and permitted assigns.

“Borrowing Date” means (a) the Amendment Effective Date, or (b) each date on which an Advance is payable in respect of an Aircraft under the Assigned Purchase Agreement as specified in Schedule III to the Credit Agreement; provided that in respect of an Aircraft, such date may be delayed by a period of up to six (6) months after the last Advance due in respect of such Aircraft as set out in Schedule III to the Credit Agreement in connection with a delay of the Delivery Date under the Assigned Purchase Agreement.

“Break Amount” means (A) where the Applicable Rate is not based on LIBOR, the amount, if any, required to compensate each Lender for any losses, costs or expenses (excluding loss of profit) which it may incur as the result of the prepayment or acceleration (or the failure to make any such prepayment on the date irrevocably scheduled therefor) of any Loan Certificate held by it on a date other than the last day of the then current Interest Period therefor, including, without limitation, losses, costs or expenses incurred in connection with unwinding or liquidating any deposits or funding or financing arrangement with its funding sources, as reasonably determined by such Lender and (B) where the Applicable Rate is based on LIBOR, an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so prepaid or accelerated to the last day of such Interest Period (the “Break Period”) at LIBOR therefor in excess of (ii) the interest component of the amount the affected Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to the Break Period (as reasonably determined by such Lender).

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in London England and New York City, provided that, if such day relates to the giving of notices or quotes in connection with LIBOR, Business Day shall mean a day on which commercial banks are required or authorized to stay open in London England only.

“Buyer Furnished Equipment” or “BFE” means those items of equipment which are identified in the specification of the Aircraft in the Assigned Purchase Agreement as being furnished by the “Buyer”.

“Cape Town Convention” means the English language version of the Convention on International Interests in Mobile Equipment (the “Convention”) and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Protocol”), both signed in Cape Town, South Africa on November 16, 2001, together with any protocols, regulations, rules, orders, agreements, instruments, amendments, supplements, revisions or otherwise that have or will be subsequently made in connection with the Convention and/or the Protocol by the “Supervisory Authority” (as defined in the Protocol), the “International Registry” or “Registrar” (as defined in the Convention) or an appropriate “registry authority” (as defined in the Protocol) or any other international or national body or authority.

“Cash Contribution” means, for each Advance for an Aircraft, the Borrower’s contribution for each Aircraft being the aggregate amount for such Aircraft under the column headed “Cash Contribution” in Schedule III to the Credit Agreement.

“Cash Equivalents” means the following securities (which shall mature within 90 days of the date of purchase thereof): (a) direct obligations of the U.S. Government; (b) obligations fully guaranteed by the U.S. Government; (c) certificates of deposit issued by, or bankers’ acceptances of, or time deposits or a deposit account with, the Facility Agent or any bank, trust company or national banking association incorporated or doing business under the laws of the United States or any state thereof having a combined capital and surplus and retained earnings of at least $500,000,000 and having a rating of Aa or better by Moody’s or AA or better by Standard & Poor’s; (d) commercial paper of any issuer doing business under the laws of the United States or one of the states thereof and in each case having a rating assigned to such commercial paper by Standard & Poor’s of at least A-1 or its equivalent or by Moody’s of at least P-1 or its equivalent; or (e) money market funds which are rated at least Aaa by Moody’s, at least AAAm or AAAm-G by Standard and Poor’s or at least AAA by Fitch, Inc., including funds which meet such rating requirements for which the Facility Agent or an Affiliate of the Facility Agent serves as an investment advisor, administer, administrator, shareholder servicing agent and/or custodian or subcustodian.

“Certificate Register” has the meaning specified in Section 5.7 of the Credit Agreement.

“Charged Property” has the meaning given to it in the Share Charge.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, (i) the Mortgage Collateral, (ii) the Lease Collateral and (iii) the Charged Property.

“Commitment” in respect of any Advance has the meaning specified in Section 2.1 of the Credit Agreement.

“Commitment Fee” means 0.75% per annum of the outstanding unutilized Maximum Commitment of each Lender, as cancelled or reduced under Section 3.4 of the Credit Agreement.

“Commitment Termination Date” means in respect of an Aircraft, the date falling six (6) months after the date of the last Advance specified in Schedule III to the Credit Agreement payable in respect of such Aircraft and in any event no later than December 31, 2015, or as extended with the agreement of all Lenders or the earlier date on which the Commitments are canceled in accordance with Section 3.4 of the Credit Agreement.

“Credit Agreement” means that certain Credit Agreement entered into or to be entered into, as the context may require, between the Borrower, the Lenders, the Facility Agent and the Security Trustee, as amended and supplemented from time to time.

“Default” means any event which with the giving of notice or the lapse of time or both if not timely cured or remedied would become an Event of Default pursuant to Section 4 of the Mortgage.

“Delivery Date” means, for any Aircraft, the date on which such Aircraft is delivered by Airbus and accepted by Borrower or its permitted assignee under the Assigned Purchase Agreement.

“Dollars”, “Dollar” and “$” means the lawful currency of the United States of America.

“Effective Time Notice” means, in relation to each Assignment and Assumption Agreement, a notice in the form set forth in Schedule 1 to such Assignment and Assumption Agreement.

“Eligible Account” means an account established by and with an Eligible Institution at the request of the Security Trustee, which institution (a) agrees, by entering into an account control agreement, for all purposes of the New York UCC, including Article 8 thereof, that (i) such account shall be a “securities account” (as defined in Section 8-501 of the New York UCC), (ii) such institution is a “securities intermediary” (as defined in Section 8-102(a)(14) of the New York UCC, (iii) all property (other than cash) credited to such account shall be treated as a “financial asset” (as defined in Section 8-102(9) of the New York UCC), (iv) the Security Trustee shall be the “entitlement holder” (as defined in Section 8-102(7) of the New York UCC) in respect of such account, (v) it will comply with all entitlement orders issued by the Security Trustee to the exclusion of the Borrower, (vi) it will waive or subordinate in favor of the Security Trustee all claims (including without limitation claims by way of security interest, lien, right of set-off or right of recoupment), and (vii) the “securities intermediary jurisdiction” (under Section 8-110(e) of the New York UCC) shall be the State of New York, or (b) otherwise enters into an account control agreement, charge over a bank account or similar document that is satisfactory to the Security Trustee.

“Eligible Institution” means (a) the corporate trust department of a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any U.S. branch of a foreign bank), which has a long-term unsecured debt rating from Moody’s of at least A3 or its equivalent and from Standard & Poor’s of at least A- or its equivalent, or (b) a banking institution in another jurisdiction that is satisfactory to the Security Trustee.

“Engine” means in respect of each Airframe, each of the engines delivered with such Airframe under the Assigned Purchase Agreement.

“Engine Agreements” collectively means (i) the Financier Agreement dated as of September 26, 2012 entered into between Rolls-Royce, Intrepid and the Security Trustee, as amended by the Amendment No.1 to the Rolls-Royce Engine Financier Agreement; and (ii) the P&W Consent Agreement dated as of the Amendment Effective Date entered into between P&W, Intrepid and the Security Trustee .

“Engine Manufacturers” collectively means Rolls-Royce and P&W and each, an “Engine Manufacturer”.

“Event of Default” has the meaning specified in Section 4 of the Mortgage.

“Expense” or “Expenses” means any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, out of pocket costs, expenses and disbursements (including reasonable legal fees and expenses) of whatever kind and nature but excluding Taxes, internal costs and expenses such as salaries, any amounts that would be included in Break Amounts, and overhead of whatsoever kind and nature.

“Facility Agent” means Citibank, N.A. in its capacity as Facility Agent under the Credit Agreement and any successor thereto in such capacity.

“Facility Amount” means the aggregate amount of the Aircraft 1 Facility Amount, the Aircraft 2 Facility Amount, the Aircraft 3 Facility Amount and the Aircraft 4 Facility Amount.

“Fee Letter” means that certain Letter Agreement dated as of September 26, 2012 and amended and restated as of the Amendment Effective Date between the Borrower and Citigroup Global Markets Inc.

“Final Price” means the ‘Final Price’ under and as defined in the Assigned Purchase Agreement plus all BFE with the Final Price for each Aircraft not to exceed the amount specified for such Aircraft in Schedule III to the Credit Agreement under the column headed “Final Price”.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Finance Parties” means together the Lenders, the Facility Agent and the Security Trustee (each a “Finance Party”).

“First Assignment and Assumption Agreement” means the Amended and Restated First Assignment and Assumption Agreement dated as of September 26, 2012 and amended and restated as of the Amendment Effective Date, among Intrepid, the Irish Company and Airbus in respect of the assignment, in part, of the Airbus Purchase Agreement to the Irish Company in respect of the Aircraft, and the First Consideration Payment Agreement entered into or to be entered into as the context may require between Intrepid and the Irish Company.

“Funding Substitution Date” has the meaning specified in Clause 2.7 of the Credit Agreement.

“Funding Substitution Event” has the meaning specified in Clause 2.6 of the Credit Agreement.

“Funding Substitution Notice” has the meaning specified in Clause 2.7 of the Credit Agreement.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Governmental Entity” means and includes (a) any national government, political sub division thereof, or local jurisdiction therein, (b) any board, commission, department, division, organ, instrumentality, court or agency of any entity referred to in (a) above, however constituted, and (c) any association, organisation or institution (international or otherwise) of which any entity mentioned in (a) or (b) above is a member.

“Group” means the Guarantor and its subsidiaries for the time being.

“Guarantees” means, collectively, (a) the Amended and Restated Guarantee No.1 dated as of September 26, 2012 and amended and restated as of the Amendment Effective Date, given by the Guarantor in favour of the Security Trustee on account of the obligations of the Irish Company, and (b) the Amended and Restated Guarantee No.2 dated as of September 26, 2012 and amended and restated as of the Amendment Effective Date, given by the Irish Company in favour of the Security Trustee on account of the obligations of the Borrower.

“Guarantor” means Intrepid Aviation Group Holdings LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Indemnitee” or “Indemnitees” means the Security Trustee, the Facility Agent, the Lenders and each of their Affiliates, successors, permitted assigns, directors, officers, and employees.

“Independent Director” means a director who at the time of their appointment or at any time when such Person is serving as an Independent Director and has not been for the five (5) years prior to its appointment as an Independent Director (i) an employee, officer, director, consultant, customer or supplier, or the beneficial owner (directly or indirectly) of the Borrower; provided, however, that such person may serve as a trustee, director, servicer independent director or manager, independent servicer or non-economic director or in a similar capacity for any other affiliate such Person, or (ii) a spouse of, or Person related to (but not more remote than first cousins), a Person referred to in clause (i) above.

“Initial Aircraft” means any or all as the context may require, of Aircraft 1, Aircraft 2, Aircraft 3 and Aircraft 4.

“Interest Payment Date” means the last day of every calendar month commencing on October 31, 2012, provided that, if any such date shall not be a Business Day, then the relevant Interest Payment Date shall be the next preceding Business Day; provided that no Interest Payment Date may extend past the Termination Date and the last Interest Payment Date shall be the Termination Date.

“Interest Period” means, in respect of a Loan (a) initially, the period commencing on the date that such Loan is made and ending on the first Interest Payment Date occurring thereafter, and (b) thereafter, the period commencing on the last day of the previous Interest Period and ending on the next Interest Payment Date or, if earlier, the first to occur of the Delivery Date of the Aircraft funded by such Loan and the Termination Date.

“International Interest” is defined in the Cape Town Convention.

“International Registry” is defined in the Cape Town Convention.

“Intrepid” means Intrepid Aviation Group, LLC, a Delaware limited liability company.

“Irish Company” means Intrepid Aviation Management Ireland Limited (formerly Cayenne Aviation Ireland Limited).

“Lease Collateral” means collectively the Lease Collateral as defined in the Granting Clause of each Lease Security Assignment.

“Lease Security Assignments” means each of the Aircraft 1 Lease Security Assignment, the Aircraft 2 Lease Security Assignment, the Aircraft 3 Lease Security Assignment, the Aircraft 4 Lease Security Assignment and any Replacement Aircraft Lease Security Assignment (each a “Lease Security Assignment”).

“Lender” means each Lender identified in Schedule I to the Credit Agreement and any assignee or transferee of such Lender.

“LIBOR” means, with respect to any Interest Period, a rate per annum equal to (x) for the first (if for a period of less than one month) Interest Period and for any Interest Period under the last two sentences of Section 5.2(d) of the Credit Agreement, the rate certified by the Lenders as their cost of funds for such period and (y) otherwise, (x) if the Reuter’s Screen LIBOR 01 Page is available, the British Bankers’ Association Interest Settlement Rate for a period equal or comparable to such Interest Period as shown on Reuter’s Screen LIBOR 01 Page as of 11:00 A.M. (London time) on the day two (2) London business days prior to the first day of such Interest Period, or (y) if the Reuter’s Screen LIBOR 01 Page is not available, the arithmetic mean of the offered rates (rounded upwards to the nearest 1/16th of one percent) as supplied to the Facility Agent at its request quoted by the principal London offices of Citibank, N.A., Lloyds TSB Bank plc and JPMorganChase Bank, N.A. (or such other banks as may from time to time be agreed by the Borrower and the Facility Agent) for deposits to leading banks in the London Interbank Market as of 11:00 A.M. (London time) on the day two (2) London business days prior to the first day of such Interest Period for a period equal or comparable to such Interest Period.

“Lien” means any mortgage, pledge, lien, claim, encumbrance, lease, security interest or other lien of any kind on property.

“Loan” in respect of any Advance means the borrowing made by the Borrower on the Borrowing Date with respect to such Advance from each Lender.

“Loan Certificates” means the loan certificates issued pursuant to Section 5.2(a) of the Credit Agreement and any such certificates issued in exchange or replacement therefor pursuant to Section 5.7 or 5.8 of the Credit Agreement.

“Majority Lenders” means, as of any date of determination, the Lenders of not less than 66.6% in aggregate outstanding principal amount of all Loan Certificates as of such date. For all purposes of the foregoing definition, in determining as of any date the then aggregate outstanding principal amount of Loan Certificates, there shall be excluded any Loan Certificates, if any, held by the Borrower, the Guarantor or any of their Affiliates (unless such Persons own all Loan Certificates then outstanding).

“Manuals and Technical Records” means together, those records, logs, manuals, technical data and other materials and documents relating to each Aircraft, together with any amendments thereto, as shall be delivered pursuant to the Assigned Purchase Agreement.

“Market Disruption Event” means:

(a)	at or about noon on the quotation day for the relevant Interest Period the Reuter’s Screen LIBOR 01 Page is not available and if none or only one of the reference banks specified in clause (y) of the definition of LIBOR supplies a rate to the Facility Agent; or

(b)	any Lender advises the Facility Agent and the Borrower that LIBOR will not adequately and fairly reflect the cost to such Lender of funding or maintaining the Loan for such Interest Period.

“Material Action” means, with respect to any Person, to consolidate or merge such Person with or into any other Person, or sell all or substantially all of the assets of such Person or to institute proceeding to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

“Material Adverse Effect” means a material adverse effect on the business, operations, properties, prospects or financial condition of the Borrower or the Guarantor or a material adverse effect on the ability of the Borrower or the Guarantor to observe or perform its obligations, liabilities and agreements under any Operative Document to which it is a party.

“Maximum Commitment” means collectively or, as the context may require individually, the Aircraft 1 Maximum Commitment, the Aircraft 2 Maximum Commitment, the Aircraft 3 Maximum Commitment and the Aircraft 4 Maximum Commitment.

“Mortgage” means the Amended and Restated Mortgage and Security Agreement A330 PDP dated as of September 26, 2012 and amended and restated as of the Amendment Effective Date, between the Borrower, the Facility Agent and the Security Trustee.

“Mortgage Collateral” means the Collateral as defined in the Granting clause of the Mortgage.

“Non-U.S. Person” means any Person other than (i) a citizen or resident of the United States of America (for purposes of this definition, the “United States”), (ii) a corporation, partnership, limited liability company or other entity created or organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate or trust that is subject to United States federal income taxation regardless of the source of its income.

“Obligors” means together the Borrower, the Irish Company, the Guarantor and the Aircraft 2 Approved Lessor (each an “Obligor”).

“Operative Documents” means the Credit Agreement, the Mortgage, the Loan Certificates, the Share Charge, the Guarantees, the Assigned Purchase Agreement, the Assignment and Assumption Agreements, the Step-In Agreement, the Engine Agreements, the Option Agreement, the Servicing Agreement, the Subordinated Loan Agreements, the Lease Security Assignments, the Approved Leases, any fee letter and any amendments or supplements of any of the foregoing.

“Option Agreement” means the Option Agreement, dated as of September 26, 2012, between the Irish Company and the Borrower, as amended by Amendment No.1 to the Option Agreement.

“P&W” means United Technologies Corporation, Pratt & Whitney Division.

“P&W Consent Agreement” means the consent agreement dated as of the Amendment Effective Date and entered into between P&W, Intrepid and the Security Trustee.

“Parent” means Intertrust SPV (Cayman) Limited, a Cayman Islands company (as trustee of the A330 PDP-2 Charitable Trust).

“Part” means an appliance, component, part, instrument, accessory, furnishing or other equipment of any nature, including Buyer Furnished Equipment and Engines which is installed in, attached to or supplied with an Aircraft on the Delivery Date thereof.

“Participation Percentage” means any or all as the context may require of the Aircraft 1 Participation Percentage, the Aircraft 2 Participation Percentage, the Aircraft 3 Participation Percentage and the Aircraft 4 Participation Percentage.

“Party” means a party to this Agreement.

“Past Due Rate” means a per annum rate equal to the Applicable Rate plus 2% calculated on the basis of a year of 360 days and actual number of days elapsed.

“Permitted Lien” means any Lien permitted under Section 10(m) of the Credit Agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, estate or trust, unincorporated organization or government or any agency or political subdivision thereof.

“Process Agent Appointment” means an agreement between the Borrower and the Agent for Service of Process in respect of the appointment of that process agent by the Borrower and the Guarantor.

“Prospective International Interest” is defined in the Cape Town Convention.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulatory Change” means, with respect to any Lender, any change that occurs after the date of the Mortgage in Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks or financial institutions including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful so long as compliance therewith is standard banking practice in the relevant jurisdiction) by any court or governmental or monetary authority charged with the interpretation or administration thereof. For the avoidance of doubt, the coming into effect of any applicable law or regulations, policies, orders, directives or guidelines issued by any governmental body, central bank, monetary authority or other regulatory organization (whether or not having the force of law) with respect to, arising out of, or in connection with (a) Basel II, (b) Basel III or (c) the Dodd Frank Wall Street Reform and Consumer Protection Act shall be deemed a Regulatory Change.

“Replacement Aircraft” means any or all, as the context may require, of the four (4) Airbus A330-300 aircraft as more specifically described in Schedule III to the Credit Agreement as being “replacement aircraft” including in each case (i) the relevant Airframe, (ii) the Engines attached thereto and where the context admits (iii) the Manuals and Technical Records.

“Replacement Aircraft Lease Security Assignment” means, in relation to a Replacement Aircraft, a lease security assignment entered into or to be entered into, as the context may require, between a lessor for such Replacement Aircraft approved by the Facility Agent (acting reasonably) and the Security Trustee.

“Replacement Airframe” means any or all, as the context may require, of the four (4) Airbus A330-300 aircraft, as described in Schedule III of the Credit Agreement as being “replacement airframes” (excluding the Engines) or any Replacement Airframe from time to time, in each case together with any and all Parts incorporated in, installed on or attached to such airframes on the respective Delivery Date therefor.

“Reserve Requirement” means, for any Loan Certificate, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period in respect of such Loan Certificate under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement includes any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which LIBOR is to be determined or (ii) any category of extensions of credit or other assets that includes the Loan Certificates.

“Rolls-Royce” means Rolls-Royce plc.

“Scheduled Delivery Date” means, for each Aircraft, a date being no later than the last day of the scheduled delivery month specified in Schedule III to the Credit Agreement.

“Second Assignment and Assumption Agreement” means the Amended and Restated Second Assignment and Assumption Agreement dated as of September 26, 2012 and amended and restated as of the Amendment Effective Date, among the Irish Company, the Borrower and Airbus in respect of the assignment, in part, of the Airbus Purchase Agreement to the Borrower in respect of the Aircraft, and the Second Consideration Payment Agreement entered into or to be entered into as the context may require between the Irish Company and the Borrower.

“Secured Obligations” means any and all moneys, liabilities and obligations which are now or at any time hereafter may be expressed to be due, owing or payable by the Borrower, the Parent, the Irish Company, the Guarantor or any Approved Lessor to the Lenders and/or any Agent in any currency, actually or contingently, with another or others, as principal or surety, on any account whatsoever under any Operative Document or as a consequence of any breach, non-performance, disclaimer or repudiation by the Borrower, the Irish Company, the Guarantor, the Parent or any Approved Lessor (or by a liquidator, receiver, administrative receiver, administrator, or any similar officer in respect of any of them) of any of their obligations to the Lenders and/or any Agent under any Operative Document.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Trustee” means Bank of Utah, not in its individual capacity but solely as Security Trustee on behalf of the Facility Agent and the Lenders under the Credit Agreement, and any successor thereto in such capacity.

“Servicing Agreement” means the Servicing Agreement entered into or to be entered into, as the context may require, between the Borrower and the Guarantor.

“Share Charge” means the Share Charge entered into or to be entered into, as the context may require, among the Borrower, the Parent and the Security Trustee.

“Step-In Agreement” means the Step-In Agreement dated September 26, 2012 among the Borrower, as assignor, the Security Trustee, as assignee, and Airbus, as amended by the Amendment No. 1 to Step-In Agreement.

“Subordinated Loan Agreement” means, collectively, (a) the First Subordinated Loan Agreement, dated as of September 26, 2012, between the Guarantor and the Irish Company and the Subordinated Promissory Note dated as of September 26, 2012 issued by the Irish Company thereunder (the “First Subordinated Loan Agreement”), and (b) the Second Subordinated Loan Agreement dated as of September 26, 2012, between the Irish Company and the Borrower and the Subordinated Promissory Note dated as of September 26, 2012, issued by the Borrower thereunder (the “Second Subordinated Loan Agreement”).

“Tax” or “Taxes” means any and all fees (including, without limitation, license, documentation and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value added, property (tangible and intangible), excise and stamp taxes), licenses, levies, imposts, duties, recording charges or fees, charges, assessments, or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax and interest thereon.

“Termination Date” means December 31, 2015.

“Transferee” means any person to whom the Collateral or any of it is transferred in accordance with the terms of the Credit Agreement, the Mortgage or the Step-In Agreement.

“Treaty” means a double taxation agreement.

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of a Treaty; and

(b)	does not carry on a business in Ireland through a branch or agency with which the Lender’s participation in this Agreement is directly or indirectly connected.

“Treaty State” means a jurisdiction having a Treaty with the United States of America and where such Treaty specifies that no withholding tax is to be made on interest, provided such person does not fund its Loans through a branch or agency in the United States of America.

“Trust” means the A330 PDP-2 Charitable Trust.

“VAT” means a consumption tax, value added tax, goods and services tax or similar tax, however it may be described.

“Withholding Taxes” means a deduction or withholding for or on account of Tax from a payment under an Operative Document.